                               GIANT GROUP, LTD.

                           OFFER TO PURCHASE FOR CASH
                         ALL SHARES OF ITS COMMON STOCK
                 AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS
                             AT $0.50 NET PER SHARE

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON May 18, 2001, UNLESS THE OFFER IS EXTENDED.

   GIANT GROUP, LTD., a Delaware corporation (the "Company"), is offering to purchase any and all outstanding shares of its Common Stock, $0.01 par value per share together with the associated Preferred Stock Purchase Rights (the "Shares"), at $0.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

   Our Offer is conditioned upon a minimum number of shareholders tendering and certain other conditions. You should read and understand the description of these conditions set forth under the heading "THE OFFER--CERTAIN CONDITIONS OF THE OFFER" beginning on page 11.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

   Our Board of Directors has approved the Offer. However, neither the Company nor any of its directors or executive officers makes any recommendation to you as to whether to tender all or any shares. You must make your own decision as to whether to tender shares and, if so, how many shares to tender. See "SPECIAL FACTORS--PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER."

   You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials at our expense. You may direct questions and requests for assistance to the Company at (310) 273-5678.

             The date of this Offer to Purchase is April 19, 2001.

                                   IMPORTANT

   If you wish to tender all or any portion of your shares, there are a number of methods of by which they can be tendered depending upon your situation.

  . If you hold physical certificates evidencing the shares, complete and sign the letter of transmittal or a photocopy thereof in accordance with the instructions in the letter of transmittal, mail or deliver it and any of the other required documents to the American Stock Transfer Company (the "Depositary"), and either mail or deliver the certificates for such shares to the Depositary.

  . If you are a beneficial owner who owns shares registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact such broker, dealer, bank, trust company or other nominee if you desire to tender your shares.

  . If you hold the shares in book-entry form, tender through the Automated Tender Offer Program of the Depository Trust Company ("DTC") and comply with the procedure for book-entry transfer set forth under "Book-Entry Transfer" in "THE OFFER--PROCEDURE FOR TENDERING SHARES."

  . If you desire to tender shares and your certificates for such shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer in a timely manner, you should tender your shares by following the procedures for guaranteed delivery set forth under "Guaranteed Delivery" in "THE OFFER--PROCEDURE FOR TENDERING SHARES."

   THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                           FORWARD LOOKING STATEMENTS

   Some of the statements contained in this Offer to Purchase under the caption "Special Factors," and some of the statements included in the documents that are incorporated herein by reference, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In other words, these statements:

  . address activities, events or developments that the Company expects, believes, anticipates or estimates will or may occur in the future;

  . are based on assumptions and analyses that the Company has made and that it believes are reasonable under the circumstances when made; and

  . are subject to many risks, uncertainties and other factors, many of which are beyond the control of the Company.

   The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of market conditions, the response of shareholders to this Offer and other risks, uncertainties and other factors, some of which are described in the Company's Form 10-K and other SEC filings, which could materially affect the Company's future results of operations. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this Offer to Purchase. The Company will not update these statements unless the securities laws require it to do so.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................  ii

INTRODUCTION...............................................................   1

  SPECIAL FACTORS..........................................................   2
  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY
   AFTER THE OFFER.........................................................   2
  FAIRNESS OF THE OFFER....................................................   3
  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
   ARRANGEMENTS CONCERNING THE SHARES......................................   4
  THE OFFER................................................................   6
  NUMBER OF SHARES; EXPIRATION DATE........................................   6
  PROCEDURE FOR TENDERING SHARES...........................................   6
  WITHDRAWAL RIGHTS........................................................   9
  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE...........   9
  CERTAIN CONDITIONS OF THE OFFER..........................................  11
  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS......................  11
  PRICE RANGE OF SHARES; DIVIDENDS.........................................  12
  CERTAIN INFORMATION CONCERNING THE COMPANY...............................  13
  SOURCE AND AMOUNT OF FUNDS...............................................  15
  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; TERMINATION OF
   REGISTRATION UNDER THE EXCHANGE ACT.....................................  15
  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS..............................  16
  FEES AND EXPENSES; PERSONS RETAINED AND COMPENSATED......................  16
  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES............................  17
  WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY AND THE OFFER......  19
  MISCELLANEOUS............................................................  19

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS................................  20
SCHEDULE II--FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000................  21
SCHEDULE III--BENEFICIAL OWNERSHIP OF COMPANY STOCK BY OFFICERS AND
 DIRECTORS.................................................................  73

                               SUMMARY TERM SHEET

   This summary highlights important information from this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the offer, you should carefully read this entire Offer to Purchase and Letter of Transmittal. We have included references to the sections of the Offer to Purchase where a more complete description of the topics in this summary are discussed.

Transaction Summary

 The Offer....................... GIANT GROUP LTD. is offering to purchase any and all outstanding shares of its Common
                                  Stock and associated Preferred Stock Purchase
                                  Rights. This Offer is conditioned upon
                                  tenders by a number of shareholders such that
                                  the number of holders of outstanding Common
                                  Stock following the consummation of the Offer
                                  will be less than 300.

 Consideration................... A fixed price of $0.50 per share.

 Commencement Date of the Offer.. April 19, 2001

                                  May 18, 2001, at 5:00 p.m., New York City
 Expiration of the Offer......... time.

                   QUESTIONS AND ANSWERS CONCERNING THE OFFER

Who is Offering to Purchase the Shares?

   GIANT GROUP, LTD. is offering to purchase your shares of GIANT GROUP, LTD. Common Stock. See "Introduction".

What is the Class and Amount of Shares Sought in the Offer?

   We are offering to purchase any and all shares of our Common Stock and the associated Preferred Stock purchase rights that are issued and outstanding at any time during the Offer, or any lesser number of shares that shareholders properly tender in the Offer; provided that the Offer is conditioned upon tenders by a number of shareholders such that the number of holders of outstanding Common Stock following the consummation of the Offer will be less than 300. See "INTRODUCTION," "SPECIAL FACTORS--PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER," and "THE OFFER-- CERTAIN CONDITIONS OF THE OFFER."

   As of April 10, 2001, there were 3,174,757 shares of our Common Stock outstanding.

What is the Purpose of the Offer?

   The purpose of the Offer is to return a portion of our cash to our shareholders in a transaction that will reduce the number of holders of our Common Stock. See "SPECIAL FACTORS--PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

How Much and When Will the Company Pay for the Tendered Shares and in What Form of Payment? Will Holders Be Required to Pay Any Fees or Commissions?

  . We will purchase all outstanding shares of Common Stock that are properly tendered at the price of $0.50 per share, net to you in cash. If you tender a fractional share, we will pay you the price per share multiplied by that fraction of a share tendered. See "INTRODUCTION" and "SPECIAL FACTORS--PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

  . We will pay for shares purchased in our Offer as soon as practicable after the expiration of the offer period. You will receive the purchase price, net in cash, without interest. Under no circumstances will we pay interest on the purchase price, even if the offer is extended. See "THE OFFER--ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE."

  . If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. You may also have to pay stock transfer taxes in certain circumstances. See "THE OFFER--ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE."

Does the Company Have the Financial Resources to Pay for the Tendered Shares?

   The Company believes that no more than 2,085,287 Shares will be tendered in the Offer. We will need approximately $1,042,644 to purchase such number of Shares and to pay all of the expenses of the Offer. We have sufficient cash and cash equivalents to fund the purchase price of the shares and the related expenses. See "THE OFFER--SOURCE AND AMOUNT OF FUNDS."

Is the Company's Financial Condition Relevant to a Holder's Decision Whether to Tender in the Offer?

   We believe that our financial condition is a relevant factor to consider because if you decide not to tender your shares you will continue to be a shareholder in the Company. For this reason, you should review the Company's financial information included in the most recent Form 10-K report that we have filed with the Securities and Exchange Commission (attached as Schedule II hereto) and the related discussion under the heading "THE OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY."

How Will the Offer Affect the Shares That Are Not Tendered?

   Our purchase of the shares will reduce the number of outstanding shares and the number of shareholders. Our obligation to consummate the Offer is dependent on a sufficient number of shareholders tendering their shares such that the Company will be able to deregister its shares of Common Stock under the Securities Exchange Act of 1934, as amended. The effect of such deregistration will be that the shares cease to be publicly traded. Accordingly, if the Offer is consummated and the Shares are deregistered, the liquidity and market value of the remaining outstanding shares will be adversely affected. See "SPECIAL FACTORS--PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

How Long Does a Holder Have to Decide Whether to Tender its Shares in the
Offer?

   You may tender your shares at any time until the tender offer expires. The Offer will expire on Friday, May 18, 2001, at 5:00 p.m., New York City time. See "THE OFFER--NUMBER OF SHARES; EXPIRATION DATE." If you cannot deliver everything necessary to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "THE OFFER-- PROCEDURE FOR TENDERING SHARES."

Can the Offer Be Extended, Terminated or Amended?

   We can extend or amend the Offer at any time, in our sole discretion. In addition, we can terminate the Offer, in our sole discretion, if at any time any of the conditions to the Offer are not satisfied.

  . If we extend the Offer, we may change the date upon which tendered shares are accepted. See "THE OFFER--EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS."

  . If we extend the Offer, we will issue a press release no later than 9:00 a.m. New York City time on the first business day after the Offer would have expired. See "THE OFFER--EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS."

What are the Most Significant Conditions to the Offer?

   We are not required to complete the Offer unless all of the conditions to the Offer are met. The most significant condition which may not occur is that a sufficient number of shareholders may not have validly tendered their shares and not withdrawn their tenders such that there are less than 300 shareholders of record, of the Common Stock after the expiration date of the Offer. There are a number of other conditions of the Offer, none of which we expect to occur or prevent us from completing the Offer. See "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

How Does a Holder Tender Shares?

   If you decide to tender your shares, then on or prior to 5:00 p.m., New York City time, on the expiration date you should do one of the following:

  . If you are a record holder (i.e., a stock certificate has been issued to you), send your stock certificates and a properly completed and signed Letter of Transmittal to the American Stock Transfer and Trust Company, as the Depositary, at the address appearing on the back cover of this document. See "THE OFFER--PROCEDURE FOR TENDERING SHARES."

  . If the stock certificates are registered in the name of your broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf by completing the form sent to you by the nominee and returning the form to it; or contact your broker for assistance.

  . If you hold shares in book-entry form, tender through The Depositary Trust Company's Automated Tender Offer Program and comply with the procedure for book-entry transfer described in this Offer to Purchase.

  . If you are a record holder, but your stock certificates are not immediately available for delivery to the Depositary, you may be able to comply with the guaranteed delivery procedure described in "THE OFFER--PROCEDURES FOR TENDERING SHARES."

   For more information, see the instructions to the Letter of Transmittal.

Once Shares Have Been Tendered in the Offer, Can a Holder Withdraw its Tender?

   You may withdraw a tender of shares under the following circumstances. See "THE OFFER--WITHDRAWAL RIGHTS."

  . You may withdraw a tender of shares at any time before 5:00 p.m., New York City time, on Friday May 18, 2001.

  . If we extend the tender offer, you may withdraw your shares at any time before 5:00 p.m., New York City time, on the new expiration date.

  . In addition, if we have not already accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 midnight, New York City time, on Friday, May 18, 2001.

  . If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your shares.

What is the Procedure for Withdrawing Tendered Shares?

   You may withdraw tendered shares at any time before the Offer expires by mailing or faxing your notice of withdrawal to the Depositary if your shares are held in your name or to your broker or bank if they are held in their name. For the notice to be effective, the Depositary must receive your notice of withdrawal before the offer expires. See "THE OFFER--WITHDRAWAL RIGHTS."

What Does the Company's Board of Directors Think of the Offer?

   After consideration of many factors, our Board of Directors has, unanimously determined that the Offer and the Offer price is fair. See "SPECIAL FACTORS-- FAIRNESS OF THE OFFER."

   While the Board of Directors has approved the Offer, it is not making any recommendation as to whether or not you should tender your Shares. The Board believes that the financial and tax situation of each shareholder is unique. You must decide whether to tender your shares and, if so, how many Shares to tender. The majority of the directors of the Company, including David Gotterer, Terry Christensen, David Malcolm and Jeffrey Rosenthal, have informed the Company that they intend to tender all of their shares. Burt Sugarman the Chairman of the Board, President and Chief Executive Officer of the Company, has informed the Company that he intends to tender 100,000 Shares. The remaining officer of the Company has informed the Company that he intends to tender all his Shares

What is the Recent Market Price of the Shares?

   Shares of our Common Stock currently trade on the OTC Bulletin Board under the symbol "GPOL." On April 10, 2001, the bid and ask price of the Common Stock was $0.14 and $0.20. See "THE OFFER--PRICE RANGE OF SHARES." Before deciding whether to tender, you should obtain a current market quotation for the Shares, if available.

What are the Federal Income Tax Consequences of Tendering Shares?

   The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a shareholder who sells shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year, and if held for one year or less, they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you. See "THE OFFER-- UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

Whom can Holders Talk to if They Have Questions?

   Shareholders can contact the Company Secretary at (310) 273-5678 if they have any questions regarding the Offer.

To the Holders of GIANT GROUP LTD. Common Stock:

                                  INTRODUCTION

   GIANT GROUP, LTD., a Delaware corporation (the "Company"), is offering to purchase any and all outstanding shares of its Common Stock, par value $0.01 per share, and the associated Preferred Stock Purchase Rights (the "Shares"), outstanding at any time before the expiration of the Offer, at $0.50 per Share (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "OFFER"). This Offer will expire on May 18, 2001, at 5:00 p.m., New York City time.

   As of April 10, 2001, the Company had issued and outstanding 3,174,757 Shares, which were held by approximately 1,600 holders of record.

   The Offer is conditioned upon a sufficient number of shareholders having validly tendered their Shares and not withdrawn their tenders such that there are less than 300 shareholders of record of the Common Stock after the consummation of the Offer. The Offer is also subject to certain other conditions. See "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

   THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO HOLDERS OF THE SHARES AS TO WHETHER TO TENDER ALL OR ANY SHARES. HOLDERS OF THE SHARES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SEE "SPECIAL FACTORS-- PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

   If you hold Shares in your own name and you tender your Shares directly to the American Stock Transfer and Trust Company (the "Depositary"), you will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. If you hold Shares through brokers or banks, you should consult with them to determine whether transaction costs are applicable if you tender Shares through them and not directly to the Depositary. HOWEVER, IF YOU FAIL TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO YOU PURSUANT TO THE OFFER. See "THE OFFER--PROCEDURE FOR TENDERING SHARES."

   The Shares are traded on the OTC Bulletin Board under the symbol "GPOL." On April 10, 2001, the bid and ask price of the Common Stock was $0.14 and $0.20 per share. See "THE OFFER--PRICE RANGE OF SHARES; DIVIDENDS." You are urged to obtain current market quotations for the Shares, if available, before deciding to tender Shares in the Offer.

   The address of the principal executive office of the Company is 9440 Santa Monica Boulevard, Suite 407, Beverly Hills, California 90210, and the telephone number at that address is (310) 273-5678.

   The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the Executive Officers and Directors of the Company are set forth in Schedule I of this Offer to Purchase. During the last five years, none of the Officers and Directors of the Company has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during such time have any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any material violation of federal or state securities laws.

                                SPECIAL FACTORS

Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer

   Purpose. The principal purpose of the Offer is to enable the Company to acquire as many Shares as possible pursuant to the terms and conditions of the Offer as a first step in becoming a privately owned corporation. The rationale behind this decision is as follows:

   For some time now, there has been no active trading market for the Shares. The Company's stock was delisted from the New York Stock Exchange on April 25, 2000, and the current OTC Bulletin Board volume is minimal. There is no compelling reason to believe that a significant market will develop or be maintained for the Shares in the future. The Offer represents an opportunity to return a portion of the Company's cash to shareholders at a premium to the market price, thereby permitting them to invest it according to their preferences and objectives, rather than face the risk of continuing to hold the Shares.

   The Company has disposed of all of its revenue generating operating units thereby making its future revenue prospects uncertain. The Company's primary focus, at this time, is overseeing the prosecution of its lawsuit against Glenn Sands, Arthur Andersen, LLP, L.H. Friend, Weinress, Frankson & Presson, Inc. and Friedman, Alpren & Green, LLP. See "THE OFFER--CERTAIN INFORMATION ABOUT THE COMPANY." After the Offer is completed, we expect to have sufficient cash to meet the Company's needs to oversee its remaining investments and continue to prosecute its pending lawsuit, however, there can be no assurances that the Company will not have to raise additional financing. See "THE OFFER--CERTAIN INFORMATION ABOUT THE COMPANY."

   Reversion to private ownership will reduce the substantial general and administrative costs arising from and in connection with the Company's status as a public reporting company under the increasingly complex federal securities laws. In addition to the non-income producing time expended by the management, the legal and the accounting expenses involved in the preparation of annual and other periodic reports filed with the SEC, as well as similar expenses and additional costs of printing and mailing proxy solicitation materials and annual reports to the Company's shareholders are considerable.

   Effects of the Offer. All of the Shares purchased by the Company upon the consummation of the Offer will be retired by the Company. The Company's purchase of Shares pursuant to the Offer is intended to reduce the number of record holders of Shares below 300.

   The Shares are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such registration may be terminated upon application of the Company to the Securities and Exchange Commission ("SEC") if the Shares are held by less than 300 holders of record. The Company intends to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. After such termination is accomplished, the Company will no longer be required to file periodic reports with the SEC, accordingly, the public information available with respect to the Company will be substantially reduced and there will be effectively no public market for the Shares.

   Following the expiration of the Offer, the Company may, in its sole discretion, decide to purchase additional Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares other than upon exercise of the redemption right described below, until the expiration of at least ten business days after the termination of the Offer pursuant to Rule 13e-4(f)(6) under the Exchange Act. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, the Company's available cash, alternative investment opportunities available to the Company, the results of the Offer, and general economic and market conditions.

   Plans. After the Offer, the Company will continue to oversee its remaining investments and pending legal proceedings. The Board will continue to evaluate situations and opportunities, from time to time, including maintaining the business status quo, liquidation, or any other reasonable strategy. The management of the Company is expected to remain unchanged and will continue to evaluate the Company's condition and make such changes as are deemed appropriate. The Company's headquarters will remain in Beverly Hills, California.

   The Board of Directors has approved the Offer. However, neither the Company nor any of its directors or executive officers makes any recommendation to any shareholder as to whether to tender all or any Shares. Each shareholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender.

Fairness of the Offer

   The Board of Directors discussed the Offer at its meetings on March 27, 2001 and April 12, 2001. The Board of Directors unanimously determined that in light of the present circumstances of the Company and the state of the economy in general (i) the Offer is in the best interests of the Company, and (ii) that the Offer is fair to holders of Shares. In evaluating the Offer, the Board relied upon reports from the officers of the Company, a review of the Form 10-K for the year ended December 31, 2000 and its knowledge of the business, financial condition and prospects of the Company. In making its determination as to the fairness of the Offer, the Board considered a number of factors, including those listed below. Prior to making its decision, the Board members discussed the matter several times informally before finally arriving upon this course of action.

   Current Business Strategy and Future Prospects. The Board considered information with respect to the financial condition, results of operations, business and prospects of the Company. The absence of any revenue generating operating units and the lack of access to capital on reasonable terms were key factors in its decision. See "THE OFFER--CERTAIN INFORMATION ABOUT THE COMPANY." Without any ongoing revenue sources, and without access to capital on reasonable terms, there are no current prospects for generating any consistent cash flow for the foreseeable future. In the event the Company is successful in prosecuting its lawsuit, Giant v. Sands, Arthur Andersen, LLP, et al., it may be entitled to an award for damages incurred. See "THE OFFER--CERTAIN INFORMATION ABOUT THE COMPANY." However, while the Company believes that its suit has merit, it is impossible to determine the likelihood of prevailing given the inherent risks of litigation. Moreover, although the Company has alleged damages of not less than $40 million, it is impossible to determine how much the Company would be awarded in damages, if any, or when it might receive such an award should it prevail. In the meantime, the Company is incurring the costs of litigation in pursuing its claim.

   Market Price and Premium. The Board considered the historical and recent market prices for the Shares and the values at which the Shares are likely to trade in the near future. Given the absence of any consistent revenue sources, there is little if any potential to demonstrate the necessary growth or stability to revitalize and sustain any real appreciation in shares price. The Board also considered that the tender offer price would enable the shareholders to realize an immediate premium over the prices at which the shares have recently traded and over the likely levels at which the Shares will likely trade in the near future absent the Offer. The Board also noted that other companies whose stock price had dropped substantially had made tender offers with similar premiums.

   Trading Market for the Shares. The Board considered the trading market for the Shares on the OTC Bulletin Board (including that the average weekly trading volume for the last three months was 1,090 shares). Given the absence of any revenue streams or any real potential for growth, the Board concluded that there is a high likelihood that no significant market will develop or be maintained for the Shares at any time in the foreseeable future.

   Transaction Structure. The Offer was structured as one-step cash tender offer to increase the likelihood that the Offer would proceed successfully and meet the Company's objectives to become a privately held corporation. The Board evaluated the benefits of the transaction being structured as an immediate cash tender offer for all outstanding Shares, thereby enabling shareholders who tender their Shares the opportunity to obtain cash, at a premium to the market, for their Shares at the earliest possible time. In addition, the Board considered the fact that the Offer provides shareholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale.

   Alternatives to the Tender Offer. The Board reviewed possible alternatives to the Tender Offer to go private, including continuing to operate the company as a publicly-owned entity. The Board rejected this course of action, at this time, for various reasons including the significant, time, cost and effort necessary to file the required reports and disclosures on a regular basis. The Board also considered its current business structure which consists of its remaining investment in Checker's Drive-Thru Restaurants, Inc. ("Checkers"), and its pending legal proceedings. Given the Company's limited operations, its management and administration would be greatly simplified if it was no longer a public company. Further, without readily available access to capital, there is virtually no likelihood of acquiring or developing any new revenue sources in the foreseeable future.

   The Board also evaluated the possibility of liquidating the Company's assets. This alternative was rejected, at this time, for various reasons including the uncertainty as to readily available purchasers, the potentially long and drawn out liquidation process, and the difficulty in establishing an acceptable valuation model for the speculative proceeds from a possible future legal victory. In addition, although the book value of the Shares is $1.66 per Share, the Board did not believe that the Company's assets could be liquidated without significant adverse effects on the value of its assets. The Company holds 757,283 shares (as of December 31, 2000) of Checker's Drive-Thru Restaurants, Inc. The Company does not believe that its investment in Checkers could be liquidated in a timely manner at this time without significant adverse effects on the market for Checkers stock. As of April 10, 2001, the shares had a market value of approximately $4,070,000 and the average weekly trading volume for the Checkers stock during the last three months was approximately 45,000 shares. The Board determined that the prosecution of the lawsuit against Glenn Sands, Arthur Andersen and other defendants could take years to resolve. Taking these items into consideration, the Board wanted to provide an opportunity for shareholders to liquidate their investment without the risk or the delay of waiting for the resolution of the litigation. There can be no assurance that the Board will not seek to liquidate the Company at a later date.

   Conclusions. In light of all of these factors taken as a whole, the Board determined that the Tender Offer to go private is the best alternative to fairly meet the needs Shareholders while also meeting the needs of the Company. Although the Board believes that the Offer is fair, it is not making a recommendation to the shareholders. The Board believes that each stockholder should make his or her own determination as to whether or not to tender their Shares, and if so how many Shares to tender, based upon that Shareholder's specific needs and objectives.

   The directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the Offer. Also, the Company did not receive any reports, opinions or appraisals from outside parties. There is no shareholder vote required in connection with the Offer. There has been no appraisal of the Company and there are no appraisal rights available to holders of Shares in connection with the Offer.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

   As of April 10, 2001, there were 3,174,757 shares outstanding (excluding treasury stock), and 5,340,709 shares issuable upon exercise of all outstanding options. As of April 10, 2001, our directors and executive officers as a group (6 persons) beneficially owned 3,490,772 shares, including 2,150,952 shares issuable to such persons upon exercise of options exercisable within 60 days of such date, which constituted approximately 65% of the outstanding Shares, including Shares issuable if all exercisable options were exercised at such time. The Shares beneficially owned by each individual executive officer, director, controlling person and affiliate are listed in Schedule III attached hereto.

   Except as set forth in this Offer to Purchase and in Schedule I hereto, based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares during the 60 business days prior to the date hereof.

   Neither we nor any persons controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

   During 1999 and 2000, the Company paid $125,000 and $28,000 respectively to the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, of which Terry Christensen is the Managing Partner for legal services. The Company paid $100,000 and $51,000 in 1999 and 2000 respectively to Mason & Company, of which David Gotterer is the Senior Partner for accounting services. Both Mr. Christensen and Mr. Gotterer are Directors of the Company.

   The majority of the directors of the Company, including David Gotterer, Terry Christensen, David Malcolm and Jeffrey Rosenthal have informed the Company that they intend to tender all of their Shares. Burt Sugarman, the Chairman of the Board, President and Chief Executive Officer of the Company, has informed the Company that he intends to tender 100,000 Shares. The remaining officer has informed the Company that he intends to tender all his Shares.

   The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from purchasing additional Shares outside of the Offer until at least the 10th business day after the Expiration Date. Following such time, the Company may purchase additional Shares in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to purchase additional Shares, if any, will depend upon many factors, including the market price of the Shares, the results of the Offer, the business and financial position of the Company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

                                   THE OFFER

Number of Shares; Expiration Date

   Upon the terms and subject to the conditions described here and in the Letter of Transmittal, the Company will purchase any and all of the Shares that are validly tendered by shareholders on or prior to the Expiration Date (and not properly withdrawn in accordance with "THE OFFER--WITHDRAWAL RIGHTS") at the Purchase Price. Five o'clock (5:00) p.m., New York City time, on Friday, May 18, 2001, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date."

   If the Company gives notice that it is changing either the Tender Offer price or the minimum number of Shares being sought; and the Offer is scheduled to expire less than ten business days from, and including, the date that the notice is first properly published (as prescribed in "THE OFFER--EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS"), then the Offer will automatically be extended, for no less than ten (10) business days from the date of such notice.

   The Company also expressly reserves the right, in its sole discretion, to extend the amount of time the Offer is open, or to amend the Offer by making a public announcement to that effect. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer if at any time any of the conditions to the Offer are not satisfied. See "THE OFFER--EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS."

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or nominee names, appear on the Company's shareholder list or, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

Procedure for Tendering Shares

   Proper Tender Of Shares. To validly tender Shares pursuant to the Offer, each shareholder must submit the following:

  . A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees.

  . In the case of a book-entry transfer for which acceptance is being electronically transmitted through the Automated Tender Offer Program ("ATOP"), an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

  . In addition, either (i) the Shares to be tendered must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of delivery received by the Depositary, including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), or (ii) certificates for the Shares to be tendered must be received by the Depositary at such address in each case on or prior to the Expiration Date.

   A shareholder who desires to tender Shares but cannot comply with the procedures for tender on a timely basis, or whose share certificates are not immediately available, must comply with the guaranteed delivery procedure described herein.

   Any beneficial owner of Shares whose Shares are held of record by a broker, dealer, bank, trust company or nominee, must instruct such entity to tender the Shares on his or her own behalf. An Instruction Form, which is included in the Offer materials provided along with this Offer to Purchase, may be used by a beneficial owner to give such instructions to its nominee.

   The term "Agent's Message" means a message, from the Depository Trust Company ("DTC" or "Book-Entry Transfer Facility") transmitted to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant which states that the participant has received the Letter of Transmittal, that the participant agrees to be bound by its terms, and that the Company may enforce those terms against the participant.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility, for purposes of the Offer, within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility.

   Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with either the required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, must be submitted in order to participate in the Offer. These and any other required documents, must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, OR the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees And Method Of Delivery. Signatures on a Letter of Transmittal need not be guaranteed in the following instances:

  . The Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this section, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or,

  . The Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

   In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the name of the person executing the Letter of Transmittal is not the same person who's name appears on the certificate, or if payment is to be made to someone other than the registered holder, or Shares not purchased or not tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed exactly as the name of the registered holder appears on the certificate, with the signatures on the certificate or stock power guaranteed by an Eligible Institution.

   Payment for Shares tendered and accepted will only be made after timely receipt by the Depository of the following:

  . Certificates for the Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above).

  . A properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message).

  .   Any other documents required by the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

  (a) such tender is made by or through an Eligible Institution;

  (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

  (c) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or photocopy thereof) together with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

   Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number and provide certain other information by properly completing the substitute form W-9 included in the Letter of Transmittal. Non-corporate foreign shareholders may be required to submit a properly completed form W-8, certifying non-U.S. status, in order to avoid backup withholding. In addition, foreign shareholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer. Each shareholder is urged to consult with his or her own tax advisor.

   Determinations Of Validity. All questions as to the number of Shares to be accepted, the Purchase Price, the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of, or payment for, Shares that may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity with respect to any tender of Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

   Absence Of Appraisal Rights. Holders of the Shares do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Offer. The Company intends to conduct the Offer in accordance with applicable law.

Withdrawal Rights

   Tenders of Shares made pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 18, 2001, unless previously accepted for payment as provided in this Offer to Purchase.

   If the Company extends the period of time during which the Offer is open, or is delayed in accepting for payment or paying for Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered. Those Shares may not be withdrawn except as otherwise provided in this section, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

   To be effective, a notice of withdrawal must be in written or facsimile transmission form and must received by the Depositary, in a timely manner, at its address set forth on the back cover of this Offer to Purchase. The notice of withdrawal must specify each of the following:

  .   The name of the person who tendered the Shares to be withdrawn.

  . The name of the registered holder (if different from that of the person who tendered such Shares).

  .   The number of Shares tendered and the number of Shares to be withdrawn.

  . If the Shares to be withdrawn have been delivered to the Depositary, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) prior to the release of such Shares.

  . In addition, such notice must also specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  . Shareholders who tendered Shares through a broker or bank should provide instructions to the broker or bank to arrange for a withdrawal.

   Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "THE OFFER--PROCEDURE FOR TENDERING SHARES" at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Payment of Shares and Payment of Purchase Price

   Subject to the conditions of the Offer, as promptly as practicable after the Expiration Date, the Company will accept for payment and will pay the Purchase Price for any and all Shares validly tendered, subject to the conditions of the Offer, and not properly withdrawn in accordance with "THE OFFER--WITHDRAWAL

RIGHTS." Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. THE COMPANY WILL ONLY REMIT PAYMENT FOR SHARES THAT HAVE BEEN PROPERLY TENDERED ACCORDING TO THE INSTRUCTIONS CONTAINED IN THIS OFFER LETTER AND THE LETTER OF TRANSMITTAL.

   For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

    The Company reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares. If the Company is delayed in its acceptance for payment of Shares, or is delayed in making payment for Shares, or is unable to accept Shares for payment, or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares. Such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise their withdrawal rights as described in "THE OFFER--WITHDRAWAL RIGHTS."

   If the Company does not purchase Shares pursuant to the Offer for any reason, certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering shareholder.

   Except as otherwise provided herein, the Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares tendered and accepted pursuant to the Offer.

   The amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price if, any of the following circumstances exist unless satisfactory evidence of the payment of such taxes, or exemption from taxation, is submitted. See Instruction 6 of the Letter of
Transmittal:

  . Payment of the Purchase Price is to be made to any person other than the registered shareholder.

  . Shares not tendered or not purchased are to be registered in the name of any person other than the registered holder.

  . Tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal.

   The Company may be required to withhold and remit to the IRS 31% of the gross proceeds paid to any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal. See "THE OFFER--UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

   The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the right of tendering holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Certain Conditions of The Offer

   Notwithstanding any other provisions of the Offer, the Company is not required to proceed with the Offer, accept Shares for payment, or make payment for Shares tendered if certain events occur which, in the Company's judgment, make it undesirable or inadvisable to proceed. The Company may, in its sole discretion terminate or amend the Offer, refuse to accept Shares for payment, or refuse to make payment for Shares tendered in the event of any of the following occurrences:

  . An insufficient number of shareholders shall have tendered their Shares and not withdrawn such tender by the Expiration Date, such that the number of holders of the outstanding Common Stock will not be less than 300 after consummation of the Offer.

  . There shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or there shall be pending any action or proceeding by any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or
      (ii) in the reasonable judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the Offer to the Company.

  . There shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company, by any legislative body, court, authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) impose or seek to impose limitations on the ability of the Company to acquire or hold or to exercise full rights of ownership of the Shares,
      (iv) materially impair the contemplated benefits of the Offer to the Company or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company.

   Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

Extension of Tender Period; Termination; Amendments

   The Company expressly reserves the right, regardless of whether any of the conditions set forth in "THE OFFER--CERTAIN CONDITIONS OF THE OFFER" shall not have been satisfied, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares. During any extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "THE OFFER--WITHDRAWAL RIGHTS."

   The Company also expressly reserves the right, in its sole discretion, if any of the conditions of the Offer shall not have been satisfied or shall be deemed by the Company to not have been satisfied, (a) to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or (b) to postpone purchase of or payment for Shares. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the

Exchange Act, which require that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in "THE OFFER--CERTAIN CONDITIONS OF THE OFFER" shall have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time in the Company's sole discretion. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. Any announcement of an extension shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) under the Exchange Act.

   If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. Rule 14e-1 requires the Offer to continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase or decrease the number of Shares it seeks.

Price Range of Shares; Dividends

   Shares of our Common Stock currently trade on the OTC Bulletin Board under the symbol "GPOL." On April 10, 2001, the bid and ask price of the Common Stock was $0.14 and $0.20. No dividends were paid on the common stock in the last two years. The Company expects that any future earnings will be retained in the business, and no dividends will be paid on its common stock for the foreseeable future. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES, IF AVAILABLE, BEFORE DECIDING TO TENDER.

   During 1999, our Common Stock traded at a high of $9.63 per share and at a low of $2.69 per share. In 2000, the shares traded at a high of $2.12 per share and at a low of $0.14 per share. For detailed share history by quarter see
Schedule II--Form 10-K for the year ended December 31, 2000.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

   General. Although at one time, the Company was the operator of or investor in various industries, including fast food, cement and clothing, the Company currently has no revenue generating operating units. During the past year, the Company was engaged in the disposition of various of its assets, the circumstances of which are described briefly below. As of April 10, 2001, the Company's primary assets consisted of approximately $2,310,000 in cash, cash equivalents and securities (including shares of ASV, Inc.), and common stock of Checkers having an approximate market value of $4,070,000.

   Periscope Sportswear, Inc. On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope Sportswear, Inc. ("Periscope"), its women's and children's apparel operation, following months of being in default under its factoring agreement. On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets to Century Business Credit Corporation ("Century") reducing amounts owed to Century. On October 31, 2000, simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex Holdings, L.L.C. ("Alarmex"). On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The Company reported Periscope's operations as discontinued in its financial statements for the three years ended December 31, 2000. On October 6, 2000, GIANT commenced an action in the United States District Court for the Southern District of New York against Glenn Sands, Arthur Andersen LLP, L.H. Friend and other parties for damages suffered as a result of wrongs complained of in connection with the acquisition of Periscope. For details of this lawsuit, see GIANT V. SANDS, ARTHUR ANDERSEN LLP, L.H. FRIEND et al. below.

   Restaurant Operations. As of December 31, 2000, the Company owns 757,283 shares of Checkers common stock representing approximately 8% of the 9,758,533 total Checkers outstanding shares as reported in the company's Form 10-K for the fiscal year ended January 1, 2001.

   Checkers operates fast-food restaurants under the Rally's and Checker's trademarks.

   As of March 7, 2001, Checkers and Rally's, along with their franchisees, operate 423 and 425 double drive-through restaurants, respectively. Checkers restaurants operate primarily in the Southeastern United States. Rally's restaurants operate primarily in the Midwestern United States. Checkers is headquartered in Clearwater, Florida.

   Rally's and Checkers' restaurants offer high quality fast food served quickly at everyday prices often below the regular prices of the four largest hamburger chains. They serve the drive-through and take-out segments of the quick-service restaurant market. They develop, own, operate and franchise quick service "double drive-through" restaurants. The restaurants feature a limited menu of high quality hamburgers, french fries, hot dogs, chicken sandwiches, as well as related items such as soft drinks and milk shakes.

   Checkers is a Delaware company and its common stock is traded on the Nasdaq under the symbol CHKR. The Company's Chief Executive Officer, Vice Chairman and another board member all serve on Checker's board of directors. Shareholders are urged to check the current Checker's stock price before deciding whether or not to tender their Company shares pursuant to this Offer.

   Giant v. Sands, Arthur Andersen, LLP, L.H. FRIEND et al. On October 6, 2000, the Company filed a civil lawsuit, in the United States District Court of New York, Case No. 00 Civ. 7578, against Glenn Sands ("Sands"), Arthur Andersen, LLP ("Arthur Andersen"), L.H. Friend, Weinress, Frankson & Presson, Inc. ("LHF") and Friedman, Alpren & Green, LLP ("Friedman"), alleging claims under the United States securities laws and state common law. The case is in its preliminary stages and discovery has not commenced yet.

   Regarding Sands, the Company alleges that while acting as the principal officer and shareholder of Periscope, he defrauded the Company by making false and misleading representations, and by failing to make necessary disclosures during the negotiations and due diligence activities leading up to the Company's acquisition of Periscope on December 11, 1998. Among other things, the allegations against Sands include failure to disclose or misrepresentations in connection with (i) engaging in a scheme to fraudulently inflate corporate revenues and assets; (ii) engaging in a scheme to receive kickbacks; (iii) engaging in U.S. Customs fraud; and (iv) providing materially misleading financial statements in connection with the Periscope acquisition.

   The Company also alleges that the accounting firms Arthur Andersen and Friedman, and the investment banker LHF, either knowingly or negligently, made material misstatements and failed to make necessary disclosures regarding Sands' conduct and the state of affairs at Periscope. As a result of their and Sands' actions, the Company alleges it suffered damages estimated at no less than $40,000,000.

   LHF filed a response to the complaint denying all material allegations. Arthur Andersen, Sands and Friedman filed motions to dismiss the suit claiming, among other things, that the applicable statute of limitations for the Federal securities claims has expired and plaintiffs failed to meet the requisite elements stating a claim under the Federal Securities Acts.

   Although the Company believes its claim has merit, it is impossible to ascertain the likelihood of prevailing, particularly at this very early stage, given the inherent uncertainties of litigation. Moreover, in the event the Company is successful it its claim, it cannot speculate as to how long it will take to recover any damages, or how much it might be awarded, if anything.

   Financial Information. The financial statements contained in Item 6 of the Company's Form 10-K for the year ended December 31, 2000 (a copy of which is attached hereto as Schedule II), are incorporated herein by reference.

   The Company filed a Form 8-K on January 8, 2001 which reported the engagement of BDO Seidman, LLP ("BDO") as its auditors for the fiscal year ended December 31, 2000. The Company had dismissed its former auditors, Arthur Andersen in July 2000. The Company's Form 10-Q for the second and third quarterly periods of 2000 were not reviewed by independent accountants. The Company requested that Arthur Andersen give its consent for the Company to include their audit reports for the two years ended December 31, 1999 in any Company public filings and allow BDO to review Arthur Andersen's prior year working papers. Management believes Arthur Andersen declined the Company's request because of the present litigation between Arthur Andersen and the Company ("THE OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY.")

   As described in Item 1 "Business," of the Company's Form 10-K for the year ended December 31, 2000, the Company discontinued its principal operations at Periscope during 2000. As part of the delivery of peaceful possession of Periscope to Periscope's outside factor, the assets and records of Periscope were given to the factor. As a result, a reaudit of the Company's financial information for any period other than the Company's balance sheet as of December 31, 2000 was not possible due primarily to the following:

  . Periscope's operations constituted the significant portion of the Company's operations during 1998, 1999 and 2000.

  . Periscope's accounting records were located in at least four different locations in two different states and were not properly indexed;

  . Most of the key documents necessary to complete an audit are not within the Company's control;

  . The Company learned that while under the control of Mr. Sands, some of his associates destroyed documents while employed at Periscope. Most of the key financial personnel left the company after

      Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code. Substantiation of the records, if they were accessible would not be able to be completed and therefore, the majority of the auditor's questions could not be answered.

   The most recent Exchange Act filing by the Company which included Arthur Andersen's, audit report was the 1999 Form 10-K. This audit report dated April 12, 2000 on the Company's financial statements for the year ended December 31, 1999 and its dual dated audit report of March 12 and 25, 1999 for the year ended December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and both reports were not qualified or modified as to audit scope or accounting principles, but such report expressed doubt as to the Company's ability to continue as a going concern. In addition, during the Company's fiscal years ended December 31, 1999 and 1998, and the subsequent interim period, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Arthur Andersen's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report. However, Arthur Andersen did advise the Company that during the course of their audit work in connection with the sales cutoff at December 31, 1999, certain documents may have been altered and that controls surrounding the sales cutoff were not operating effectively. This advice was later set forth in a Material Weakness Letter dated May 19, 2000. Prior to completing the audit for 1999, the Company made the adjustments related to sales that were not recorded in the proper periods and no modification to Arthur Andersen's Report was made. Prior to its dismissal, Arthur Andersen did not advise the Company that information had come to Arthur Andersen's attention that led Arthur Andersen to no longer be able to rely on Company's management's representations, or that made Arthur Andersen unwilling to be associated with the financial statements prepared by Company's management. In addition, Arthur Andersen did not advise the Company that Arthur Andersen needed to expand significantly the scope of its audit (other than the sales cutoff matter previously discussed in this paragraph), or that information had come to Arthur Andersen's attention during such time period that if further investigated would materially impact the fairness or reliability of either a previously-issued audit report or the underlying financial statements or to an audit report that would have been issued covering the fiscal periods subsequent to the date of the most-recent financial statements covered by an audit report. Due to, among other things, Periscope's bankruptcy filing and the Company's lawsuit against Arthur Andersen and various other defendants, the Company believes that Arthur Andersen would not reissue its audit report in its original form and without qualification.

Source and Amount of Funds

   The Company believes that no more than 2,085,287 Shares will be tendered in the Offer. The Company estimates that approximately $1,042,644 will be required to purchase such number of Shares and to pay all of the expenses of the Offer. The Company has sufficient cash and cash equivalents to fund the purchase price of the Shares and the related expenses

Effects of the Offer on the Market for Shares; Termination of Registration Under the Exchange Act

   The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and will reduce the number of holders of Shares. The Company's obligation to consummate purchase of the Shares under the Offer is conditioned on its receiving tenders from a sufficient number of shareholders such that the Company would no longer be required to maintain the registration of the Common Stock under the Exchange Act. It is the Company's intention, upon successful consummation of the Offer, to terminate such registration of the Shares, cease filing periodic reports under the Exchange Act and to cease providing the public information required for the Shares to trade on the OTC Bulletin Board. If the Company does so, there will be no public market for the Shares. As a result, the liquidity of the Shares and the ability of a holder of the Shares to get accurate market quotations for the Shares would be significantly reduced as a result of the Offer.

Certain Legal Matters; Regulatory Approvals

   The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions with respect to regulatory approvals. See "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

Fees and Expenses; Persons Retained and Compensated

   Depositary. The Depositary for the Offer is the American Stock Transfer and Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

   The Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Company or their respective affiliates contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

   Certain directors or executive officers of the Company may, from time to time, contact shareholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any shareholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for these services.

   The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal or where brokers charge fees to beneficial owners for whom they hold Shares.

   Fees and expenses to be incurred by the Company in connection with the Offer, are estimated as follows:

    Accounting Fees..................................................... $ 5,000
    Legal Fees.......................................................... $35,000
    Printing............................................................ $10,000
    Filing Fees......................................................... $   210
    Miscellaneous....................................................... $15,000
      TOTAL............................................................. $65,210

United States Federal Income Tax Consequences

   In General. The following summary is a general discussion of the material United States federal income tax consequences relating to the Offer. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, published rulings of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to prospective and retroactive changes. Except as otherwise provided, this summary deals only with Shares held by U.S. Holders (as defined below) as capital assets within the meaning of
Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes.

   The tax discussion set forth below is included for general information only and the Company will not seek a ruling from the IRS with regard to such tax matters discussed below. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular facts and circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Shareholders are urged to consult their own tax advisors to determine the particular United States federal, state, local and foreign tax consequences of sales made by them pursuant to the Offer, the application of the constructive ownership rules mentioned below and the effect of tax legislative proposals.

   As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. "Non-U.S. Holder" means a beneficial owner of Shares that is not a United States person for United States federal income tax purposes.

   Characterization of the Sale. A sale of Shares by a shareholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such sale
(i) results in a "complete termination" of the shareholder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder. Shareholders are encouraged to discuss the application of these tests (the "Section 302 Tests") to their own tax situation with their own tax advisor.

   In determining whether either of the Section 302 Tests is satisfied, each shareholder must take into account not only the Shares and other stock of the Company which are actually owned by the shareholder, but also Shares and other stock of the Company which are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own (i) Shares and other stock of the Company actually owned, and in some cases constructively owned, by certain related individuals or entities in which the shareholder has an interest, and, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, and (ii) Shares and other stock of the Company which the shareholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares or other stock of the Company by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether either of the Section 302 Tests has been satisfied.

  . A shareholder that sells all of its Shares and owns no other Company Shares, actually or constructively, generally will satisfy the "complete termination" test.

  . A shareholder will satisfy the "not essentially equivalent to a dividend" test if the reduction in the shareholder's proportionate interest in the Company resulting from the sale of Shares pursuant to the Offer constitutes a "meaningful reduction" given the shareholder's particular facts and circumstances. Even a small reduction in a shareholder's proportionate equity interest may satisfy this test.

   Although no assurance can be given that either of the Section 302 Tests will be satisfied as to any particular shareholder, the IRS has taken the position that a non-pro rata redemption of the stock of a shareholder owning less than one percent of the stock of a widely held corporation satisfied the "not essentially equivalent to a dividend" test, resulting in capital gain or loss treatment for the redeemed shareholder, provided the redeemed shareholder's proportionate interest in the redeeming corporation decreased. If a shareholder fails to satisfy either of the Section 302 Tests, the U.S. federal income tax consequences to the shareholder will be as follows. Any cash received from the Company for Shares pursuant to the Offer by the shareholder would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits (without reduction for the tax basis of the Shares sold pursuant to the Offer), and any cash received in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the shareholder's adjusted tax basis for such shareholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such adjusted tax basis. The basis in the tendering shareholder's Shares will be reduced (but not below zero) by the amount of cash distributed in excess of the Company's current and accumulated earnings and profits. Any basis in the tendered Shares remaining after such reduction will be added to the shareholder's basis in its other stock, if any, in the Company.

   If a shareholder satisfies either of the Section 302 Tests and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the shareholder will recognize capital gain or loss equal to the difference between the amount of cash it received pursuant to the Offer and the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long term capital gain or loss if the Shares have been held for more than one year. A shareholder's holding period for capital gain purposes for Shares it received as a distribution will commence the day after the date that the shareholder received such Shares. Accordingly, if a shareholder satisfies either of the
Section 302 Tests, it will recognize short-term capital gain or loss on the sale of its Shares pursuant to the Offer to the extent such Shares were received by it as a distribution not more than one year prior to the sale.

   Corporate Shareholder Dividend Treatment. Under current law, if a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a dividends-received deduction equal to a portion of the dividend, subject to applicable limitations. The dividends-received deduction will not be available to a corporate shareholder that qualifies for sale or exchange treatment under either of the Section 302 Tests. Any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under the Code. A corporate shareholder receiving an "extraordinary dividend" would be required to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a dividends-received deduction is allowed), and, if such portion exceeds the shareholder's adjusted tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which the "extraordinary dividend" is received.

   Non-U.S. Holders. A Non-U.S. Holder will be subject to withholding of federal tax at a rate of 30% on gross payments received pursuant to the Offer that are treated as dividends for U.S. federal income tax purposes unless the Company (or applicable withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States.

   Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number and provide certain other information by properly completing the substitute

Form W-9 included in the Letter of Transmittal. Non-U.S. Holders may be required to submit a properly completed Form W-8, certifying their non-United States status, in order to avoid backup withholding. Each shareholder is urged to consult with his or her own tax advisor.

      WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY AND THE OFFER

   Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as is set forth below.

   Federal securities law requires the Company to file information with the Commission concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, as well as other information concerning the Company that is filed with the Commission, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Company's Schedule TO may not be available at the Commission's regional offices.

                                 MISCELLANEOUS

   The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

                                          GIANT GROUP, LTD.

April   , 2001

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

   The following is a list of the directors and executive officers of the Company and for each, a description of the following: (i) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; (ii) material occupations, positions, offices or employment during the past five years; and
(iii) country of citizenship.

   Burt Sugarman's principal occupation is President, Chief Executive Officer and Chairman of the Board of the Company and KCC DELAWARE COMPANY. He has held these positions for the past five years. Mr. Sugarman's principal place of business is 9440 Santa Monica Boulevard, Suite 407, Beverly Hills, California, 90210 and he is a citizen of the United States. Mr. Sugarman is also a director of Checkers Drive-In Restaurants and Santa Barbara Restaurant Group.

   Pasquale A. Ambrogio's principal occupation is Vice-President, Chief Financial Officer, Secretary and Treasurer of the Company and KCC. He has held these positions since May 2000. Previously, he held the position of Controller of the Company for the prior five years. Mr. Ambrogio's principal place of business is 9440 Santa Monica Boulevard, Suite 407, Beverly Hills, California, 90210. Mr. Ambrogio is a citizen of the United States.

   David Gotterer's principal occupation is senior partner in the accounting firm of Mason & Company, LLP. He has held this position for the past five years. Mr. Gotterer's principal place of business is 400 Park Avenue, New York, New York, 10022, and he is a citizen of the United States. Mr. Gotterer is a director of Checkers Drive-In Restaurants, Inc.

   Terry Christensen's, principal occupation is senior partner of the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. He has held this position since 1988. Mr. Christensen is a director of MGM Mirage, Inc., and Checkers Drive-In Restaurants, Inc. Mr. Christensen's principal place of business is 2121 Avenue of the Stars, 18th floor, Los Angeles, California, 90067. Mr. Christensen is a citizen of the United States.

   David Malcolm's principal occupation is Chairman of the Board of Suncoast Financial Mortgage Corporation. He has held this position for the past twenty years. Mr. Malcolm's principal place of business is 750 "B" Street, Suite 3130, San Diego, California, 92101. He is a citizen of the United States.

   Jeffrey Rosenthal's principal occupation is Chairman of Fairfare Media Works. He has held this position for the past 10 years. Mr. Rosenthal's principal place of business is 25300 Rye Canyon Road, Valencia, California, 91355. He is a citizen of the United States.

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                    For fiscal year ended December 31, 2000

                               GIANT GROUP, LTD.

                    9440 Santa Monica Boulevard, Suite 407
                       Beverly Hills, California, 90210

                 Registrant's telephone number (310) 273-5678

                         Commission File Number 1-4323

               I.R.S. Employer Identification Number 23-0622690

                        State of Incorporation Delaware

                                                                      Name of Each Exchange
                                                Title of Class         on Which Registered
                                                --------------        ---------------------
 Securities registered pursuant to 12(b)
  of the Act:                              None
 Securities registered pursuant to 12(g)   Common Stock, $.01 Par             None
  of the Act:                              Value (Together with
                                           Preferred Stock Purchase
                                           Rights)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

   Indicate by check mark if disclosure of delinquent filers pursuant to Item
405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

   As of March 27, 2001, 3,154,757 shares of the registrant's common stock, par value $.01 per share, were outstanding, and the aggregate market value of the registrant's common stock held by non-affiliates based on the last trade reported on the March 27, 2001 was $311,939.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Portions of the Company's definitive proxy statement for the annual meeting of stockholders of the Company are incorporated by reference into Part III of this report.

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

                               TABLE OF CONTENTS

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
                                                                            Page
                                                                            No.
                                                                            ----
                                PART I

 Item 1.           Business...............................................   23

 Item 2.           Properties.............................................   30

 Item 3.           Legal proceedings......................................   30

 Item 4.           Submission of matters to a vote of security holders....   33

                               PART II

 Item 5.           Market for the registrant's common equity and related
                    stockholder matters...................................   34

 Item 6.           Selected financial data................................   34

 Item 7.           Management's discussion and analysis of financial
                    condition and results of operations...................   36

 Item 7a.          Quantitative and Qualitative Disclosure About Market
                    Risk..................................................   41

 Item 8.           Income Statement.......................................   42

 Item 9.           Changes in and disagreements with accountants on
                    accounting and financial disclosure...................   67

                               PART III

 Item 10,11,12,13. Directors and executive officers of the registrant;
                    Executive compensation; Security ownership of certain
                    beneficial owners and management; and Certain
                    relationships and related transactions................   68

                               PART IV

 Item 14.          Exhibits, financial statement schedules and reports on
                    Form 8-K..............................................   69

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

  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                      1995

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this document (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include those relating to the availability of adequate working capital, the development and implementation of the Company's business plan and changes in federal or state tax laws and of the administration of such laws.

                                     PART I

Item 1. Business

General Development of Business

   GIANT GROUP, LTD. (herein referred to as the "Company" or "GIANT") is a corporation, which was organized under the laws of the State of Delaware in 1913. The Company's wholly-owned subsidiaries include KCC Delaware Company ("KCC") and Periscope Sportswear, Inc. ("Periscope"). KCC holds cash and securities. Periscope manufactured women and children's apparel.

   GIANT MARINE GROUP, LTD. ("GIANT MARINE") was organized under the laws of the State of Delaware on November 22, 1996. GIANT MARINE started a new business in 1996 which provided individuals and companies the opportunity for a co-ownership of a minimum of one-fourth interest in large ocean cruising yachts ("Co-Ownership Program"). In November 1997, the Company announced that GIANT MARINE would end the Co-Ownership Program. The Company is accounting for the Co-Ownership's program for reporting purposes in this Form 10-K as a discontinued operation.

   On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope's operations following months of being in default under its factoring agreement. On October 6, 2000, GIANT commenced an action in the United States District Court for the Southern District of New York against Glenn Sands, Arthur Andersen LLP and other parties for damages suffered as a result of wrongs complained of in connection with the acquisition of Periscope. For details of this lawsuit, see Item 3--Legal Proceedings. On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets to Century Business Credit Corporation ("Century") reducing amounts owed to Century. On October 31, 2000, simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex Holdings, L.L.C. ("Alarmex"). On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The Company is reporting Periscope as discontinued in its consolidated financial statements for the three years ended December 31, 2000.

 Discontinued Women and Children's Apparel Operations (1998 to Date of
 Disposal)

   In December 1998, the Company acquired 100% of the outstanding common stock of Periscope, a manufacturer of women and children's clothing. Periscope was organized under the laws of the State of Delaware in 1998 and is the successor by merger, to Periscope I Sportswear, Inc., a New York corporation organized in 1975. Periscope designed and marketed an extensive line of high quality, moderate priced, women and children's clothing to mass merchandisers and major retailers, primarily for sale under private labels. The Company paid approximately $7 million in the Company's common stock and immediately prior to the effective date of the acquisition, the Company made an advance of $28.5 million in cash to Periscope.

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

Periscope used this advance to reduce certain borrowings to third parties and to increase its liquidity. In May 1999, the Company's Board of Directors approved the capitalization of this advance.

   The Company was under an obligation to issue up to an additional 225,000 shares of GIANT common stock to the former Periscope stockholders based on the level of Periscope pre-tax profits, as defined in the merger agreement, exceeding $13 million for the year ended December 31, 1999. On May 18, 1999, the Company's Board of Directors approved an election that was given to the former Periscope stockholders on July 23, 1999. The election gave the former Periscope stockholders a choice of receiving their pro-rata portion of 62,500 shares of the Company's common stock and also their pro-rata portion of an additional 62,500 shares of the Company's common stock should Periscope's pre-tax profits for the twelve months ended June 30, 2000 exceed $13 million, instead of receiving 225,000 shares of the Company's common stock, as previously discussed. On August 13, 1999, all former Periscope stockholders elected to receive their pro-rata portion of 62,500 shares of the Company's common stock. In September 1999, the Company delivered the common stock to the stockholders, which was previously held in treasury.

   In connection with the preparation of the Company's annual report for 1999, the Company's Board of Directors reevaluated its women and children's clothing operations. Based on the significant losses from operations for the twelve months ended December 31, 1999 and because Periscope would need additional working capital to continue operations, the Company's Board of Directors determined the investment in Periscope was not realizable from future operations. Therefore, the Company determined there was an impairment in the value of this asset in 1999 and accordingly wrote-off its investment in Periscope, including remaining goodwill of approximately $27 million.

   Effective April 11, 2000, the Company entered into a management agreement with Stone Investments Banking LLC ("SIB"). In connection with this agreement, Ralph Stone was appointed interim Chief Executive Officer of Periscope and GIANT paid a fee of $40,000 to SIB. In addition, effective April 11, 2000, Periscope terminated the employment of Glenn Sands as president and chief executive officer ("Mr. Sands") and appointed Scott Pianin, a long-time Periscope senior executive, president of Periscope. The management change at Periscope was completed; Mr. Stone is no longer the Chief Executive Officer of Periscope and the SIB management agreement ended.

   On April 26, 2000, the Company amended its Cash Pledge and Security Agreement with Century, whereby Century would continue to advance funds to Periscope pursuant to the current Factoring Agreement. As required by the amended Cash Pledge and Security Agreement, GIANT provided collateral of $3 million and guaranteed an additional $2 million of Periscope's obligations. GIANT's previous $4 million guarantee under the Factoring Agreement was released.

   In May 2000, Mr. Sands and Jeffrey W. Sirchio, a former Periscope employee, filed separate civil lawsuits against the Company and other parties for wrongful termination of their employment with Periscope. Periscope and GIANT did not respond formally to Mr Sirchio's complaint but denied the allegations and contended that Mr. Sirchio was terminated for cause and that he was not entitled to damages. The Company answered Mr. Sands' complaint by denying all of the allegations of Mr. Sands' complaint and asserted that Mr. Sands was not entitled to damages. In addition, the Company filed a counterclaim which asserted, among other things, that Mr. Sands violated his employment agreement, interfered with Periscope's relationship with its customers, suppliers and employees and has grossly misappropriated Periscope funds for his personal use. On July 6, 2000, the court granted a preliminary injunction order to temporarily bar Mr. Sands from competing in the women's apparel business. On July 11, 2000, Mr. Sands, GIANT, Periscope and David Gotterer signed a Memorandum of Understanding which settled the above civil lawsuit. On July 14, 2000 a Settlement Agreement was signed by all which supersedes the Memorandum Understanding. As part of this Settlement Agreement, among other things, Mr. Sands dismissed his complaint with prejudice, assigned to Century for the benefit of Periscope approximately $1.97 million dollars including interest that Mr. Sands had previously provided to the factor, forgave $2 million owed by Periscope to him and returned 768,691 shares of GIANT common stock issued to him. In addition, Mr. Sands may not hire any additional Periscope personnel and may not reveal confidential business information related to Periscope, Mr. Sands paid to Periscope $1 million dollars and agreed to pay $528,000 related to the amount Mr. Sands owed Periscope. In July 2000, Mr. Sands paid $150,000 related to his $528,000 note receivable owed to Periscope. GIANT received a security interest in Mr. Sands Challenger 600 airplane for the note receivable from Mr Sands. In November 2000, Mr. Sands' airplane was repossessed by the company that financed the plane ("senior creditor"). GIANT, on behalf of Periscope, made a request to the senior creditor for payment of the unpaid balance of Mr. Sands note receivable. In December 2000, the airplane was subsequently sold, thru auction, by the senior creditor; however, after the senior creditor was paid, there were no additional proceeds available to Periscope or any of the additional lien holders. As part of this Settlement Agreement, among other things, GIANT, Periscope and David Gotterer agreed to request the court to vacate the July 6, 2000 preliminary injunction order, void Mr. Sands' employment agreement with Periscope and dismiss their counterclaims and extinguish all loans owed to them by Mr. Sands except for amounts becoming due as part of this Settlement Agreement. Effective July 14, 2000, a general release was signed by Mr. Sirchio which ended his action. For details of this lawsuit, see Item 3--Legal Proceedings.

   The Company filed Form 8-K on July 26, 2000 reporting the dismissal of Arthur Andersen LLP as its auditors effective July 19, 2000.

   In August 2000, the Company effectively lost control of Periscope's operations to Century when Century determined which customer orders would be filled by determining which raw materials would be purchased in the manufacture of piece goods and which expenses would be paid. In September 2000, Periscope began to lay off employees and facing an eviction threat due to the non-payment of rent, moved its New Jersey operations to its showroom in New York. The move was completed with little time for Periscope and GIANT to properly account for accounting and other records located in Periscope's New Jersey office. As part of the move, approximately 900 boxes of accounting records stored in Periscope's facilities were moved to a public warehouse in New Jersey. Century took possession of sales and billing records.

   On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope's operations.

   On October 6, 2000, GIANT commenced an action against Glenn Sands, Arthur Andersen LLP, L.H. Friend, Weinress, Frankson & Presson, Inc. and Friedman, Alpren & Green LLP for damages suffered as a result of wrongs complained of in connection with the acquisition of Periscope. For details of this lawsuit, see
Item 3--Legal Proceedings.

   On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets, including accounting books and records to Century. Pursuant to the letter, all receivables, inventory, fixed assets and other assets of Periscope were transferred to Century. At the time of the transfer, Periscope was in default under its Factoring Agreement. GIANT, as a guarantor of $2 million of Periscope's obligations to Century, consented to this transaction. In return, Century released GIANT from its $2 million guarantee. In addition, Scott Pianin resigned as president of Periscope.

   On October 31, 2000, simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex. In connection with license, many of Periscope's accounting records were delivered to Alarmex. Century will receive a royalty equal to 5% of net sales of licensed products constituting current orders and 2% on all net sales on new orders. This agreement will remain in effect until Century has received $7 million in royalties from Alarmex. Century will remit a portion of these royalty fees to GIANT until GIANT has received $3 million, representing the cash collateral GIANT deposited with Century during the second quarter pursuant to the April 2000 amended Cash Pledge and Security Agreement. To date, the Company has not received any royalty fees due from Century.

   On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. As a result, the Bankruptcy Trustee took custody of most of Periscope's accounting records located at the Alarmex office. Mr. Sands' receivable of $378,000 to Periscope was reported with the other remaining assets to the bankruptcy trustee.

 Restaurant Operations (1987 to Present)

   Since 1987, through its equity investment in Rally's Hamburgers, Inc. ("Rally's"), the Company has been involved in the operation of double drive through hamburger restaurants. In January 1996, the Company announced that it intended to offer to exchange a new series of GIANT participating, non-voting preferred stock for Rally's outstanding common stock ("Exchange Offer"). Upon successful completion of the Exchange Offer, GIANT would have owned 79.9% of Rally's outstanding common stock. In April 1996, GIANT agreed to the request of the Rally's board of directors to terminate the proposed Exchange Offer. By November 1996, the Company's equity interest in Rally's common stock decreased to 15% primarily due to the sale of 4.3 million shares to Fidelity National Financial, Inc. ("Fidelity") and CKE Restaurants, Inc. ("CKE"), an affiliate of Fidelity.

   During 1996, the Company added to its involvement in the operation of double drive-through hamburger restaurants by purchasing 200,000 shares of the common stock of Checkers Drive-In Restaurants ("Checkers"). In addition, KCC, along with CKE and others, purchased approximately $29.9 million of Checkers
$36.1 million 13.75% senior subordinated debt ("13.75% debt") from certain current 13.75% debt holders in November 1996. The total purchase price for the 13.75% debt was $29.1 million, of which KCC purchased $5.1 million principal amount of 13.75% debt for $5 million. Soon thereafter, the 13.75% debt was restructured. As a result, among other things, the 13.75% debt's interest rate was reduced to 13%, the maturity date of the restructured 13% debt was extended to July 31, 1999 and 50% of the aggregate net proceeds from the sale of assets were to be paid to the holders of the restructured 13% debt. Since November 1996, Checkers has made over $2.1 million in principal payments to KCC. The restructured credit agreement also provided for Checkers to issue warrants ("Checkers Warrants") to all holders of the restructured 13% debt, to purchase an aggregate of 20 million shares of Checkers common stock at an exercise price of $.75 per share. KCC received 2.8 million Checkers Warrants, which are exercisable at any time until November 22, 2002. KCC initially assigned the Checkers warrants a value of $1.2 million; however, due to the continued trend of the Checkers' common stock price to trade below $.75, the Company, as of December 31, 1998, wrote off the entire value of the warrants and recorded a loss of $1.2 million in 1998.

   In December 1997, Rally's acquired 19.1 million shares of Checkers common stock from GIANT, CKE, Fidelity and other parties in exchange for securities of Rally's including convertible preferred stock. This transaction gave Rally's an approximate 26% ownership in Checkers and made Rally's the largest stockholder of Checkers. GIANT's ownership in Rally's after the transaction was concluded amounted to 3.2 million shares or approximately 13% of Rally's outstanding common stock. GIANT had accounted for the investment in Rally's common stock under the equity method of accounting up through December 1997 when the Checkers exchange transaction occurred. As of December 31, 1997, GIANT accounted for the investment as a marketable security classified as an investment available-for-sale. In connection with the exchange of Rally's stock for Checkers stock, William P. Foley II, Chairman of CKE and Fidelity was elected chairman of both Rally's and Checkers. Mr. Foley replaced GIANT's Chief Executive Officer who had been Chairman of Rally's Board of Directors (before the stock exchange), and who currently remains as a Checkers' director.

   In June 1998, with the approval of Rally's stockholders, the Rally's preferred stock was converted into Rally's common stock. After the conversion, the Company owned 3.2 million shares or approximately 11% of Rally's total outstanding common stock.

   In September 1998, the Company agreed in principle to a merger transaction pursuant to which Rally's would merge with the Company and Checkers. Under the terms of the merger transaction, each share of the Company's common stock would be converted into 10.48 shares of Rally's common stock and each share of Checkers common stock would be converted into 0.5 shares of Rally's common stock upon consummation of the merger. The transaction was subject to negotiation of definitive agreements, receipt of fairness opinions by each party, receipt of stockholder and other required approvals and other customary conditions. In November 1998, the Company, Rally's and Checkers announced the termination of their proposed merger because the definitive merger agreement could not be finalized.

   In March 1999, KCC exchanged its remaining $3 million restructured 13% debt for 998,377 shares of $.08 par value common stock of Santa Barbara Restaurant Group, Inc. ("SBRG") at a market price of $3.00 per share. The Company recorded investment income of approximately $129,000 equal to the remaining unamortized discount of the restructured 13% debt. As a result of the continuing decline in the market value of the SBRG $.08 par value common stock and the company's operating losses, the Company recorded a loss of approximately $1.6 million on this investment for the year ended December 31, 1999.

   On August 9, 1999, Checkers and Rally's merged in an all-stock transaction, which was previously announced on January 29, 1999. The merger agreement, approved by the stockholders of both Checkers and Rally's, provided that each outstanding share of Rally's stock be exchanged for 1.99 shares of Checkers stock. The Checkers common stock owned by Rally's (approximately 26% of Checkers common stock) was retired after the merger. In addition, the Checkers stockholders approved a post-merger one-for-twelve reverse stock split. Subsequent to the merger and reverse stock split, the Company owns approximately .5 million shares of Checkers common stock or 5.7% of the outstanding shares of Checkers common stock and owns warrants to purchase approximately .2 million shares of Checkers common stock at a strike price of $3.00. Subsequent to the merger, Checkers will continue to operate restaurants under both the Checkers and Rally's brand names for the foreseeable future. Checkers has undergone certain management changes, including the hiring of Daniel J. Dorsch as CEO and president in December 1999. Mr. Dorsch also serves on the Checkers board of directors. Mr. Dorsch has over 30 years in the industry, operating successful franchised quick serve restaurants, including Papa John's Pizza, Taco Bell and KFC restaurants. Checkers' direction is to focus on menu simplification, increase stores operated by franchisees and an advertising campaign targeting the 18-35 year-old serious, fast food customer emphasizing speed and quality.

   As a result of the continuing decline in the market value of the Checkers common stock and the company's operating losses, the Company recorded a loss of approximately $1.4 million on this investment for the year ended December 31, 1999.

   On June 15, 2000, Checkers retired the remaining $39.5 million of its 9 7/8% senior notes. The senior notes were originally issued by Rally's in 1993 in connection with an $85 million bond financing transaction. Checkers used proceeds from recent market sales of restaurants and a recently completed $35 million line of credit to retire the senior notes.

   On August 29, 2000, the Company purchased 251,469 shares of Checkers common stock directly from SBRG for consideration consisting of 1,005,877 of SBRG $.08 par value common stock. The Company recorded the 251,469 shares of Checkers common stock acquired at the market value of the SBRG stock given up and recorded no gain or loss. On July 10, 2000, the Company sold in the open market 29,100 shares of Checkers common stock, receiving proceeds after expenses of $154,000 and recognizing a gain of $89,000.

   The Checkers warrants that were written-off in 1998, after the effect of the 12-1 reverse stock split, now have an exercise price of $3.00 per warrant and the Company owns 237,416 warrants. At December 31, 2000, with a closing price of $3.69, the value of the warrants are $93,000. The Company did not adjust the value of its marketable securities classified as available for sale for the value of the Checkers warrants.

   On December 31, 2000, the Company owns 757,283 shares of Checkers common stock representing approximately 8% of the total Checkers common stock outstanding shares of 9,653,623 reported in the company's Form 10-K for the fiscal year ended January 1, 2001.

   As of March 7, 2001, Checkers and Rally's, along with their franchisees, operate 423 and 425 double drive-through restaurants, respectively. Checkers restaurants operate primarily in the Southeastern United

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States. Rally's restaurants operate primarily in the Midwestern United States.
Checkers is headquartered in Clearwater, Florida.

   Rally's and Checkers' restaurants offer high quality fast food served quickly at everyday prices generally below the regular prices of the four largest hamburger chains. They serve the drive-through and take-out segments of the quick-service restaurant market. They develop, own, operate and franchise quick service "double drive-through" restaurants. The restaurants feature a limited menu of high quality hamburgers, cheeseburgers and bacon cheeseburgers, specially seasoned french fries, hot dogs, chicken sandwiches, as well as related items such as soft drinks and old fashioned premium milk shakes.

   Checkers is a Delaware company and its common stock is traded on the Nasdaq under the symbol CHKR. GIANT's Chief Executive Officer, the Company's vice-chairman and another board member all serve on CHKR's board of directors.

 Discontinued Luxury Yacht Co-Ownership and Charter (1996 to 1998)

   The Co-Ownership Program provided individuals and companies the opportunity for a co-ownership of a minimum of one-fourth interest in large ocean cruising yachts. In addition, a 100% ownership in the luxury yacht was also available. This program also provided for the management of these yachts by GIANT MARINE resulting in a practical and economical way to own these yachts. The Company believed this was the world's first Luxury yacht co-ownership program of this type. In 1996, in furtherance of this Co-Ownership Program, the Company purchased two yachts.

   In November 1997, the Company announced that GIANT MARINE would end the Co-Ownership Program. The advertising in national newspapers and yachting magazines and presentations at major yacht shows attracted many interested people, but only one, one-quarter interest was sold. The sale was rescinded when management and the Board of Directors, after reviewing the amount of time required to sell the quarter interests in the yachts, concluded that the potential return on the capital invested did not justify continuing the Co-Ownership Program.

   During 1998, the Company chartered its two yachts until they were both sold. One yacht was sold at its then net book value and the other was sold at a loss of $541,000 that was partially offset by U.S. Customs' refunds of $294,000. In December 1998, GIANT MARINE was dissolved and the remaining assets and liabilities were transferred to the Company.

 Other (1996)

   In July 1996, KCC entered into an agreement ("NeoGen Agreement") with Joseph Pike and his company, NeoGen Investors, L.P. ("NeoGen"), to participate in the development, manufacturing and marketing of Mifepristone in the United States and other parts of the world. Under the NeoGen Agreement, KCC for a cash payment of $6 million would have obtained a 26% interest in NeoGen, the entity that held the sublicenses for all potential uses of Mifepristone. Subsequent to the signing of this contract, in October 1996, KCC filed suit against Joseph Pike and NeoGen for fraud and breach of the NeoGen Agreement and also filed suit against the licensors of Mifepristone, the Population Council, Inc. and Advances in Health Technology, Inc. In November 1996, the Population Council and Advances in Health Technology, filed suit against Joseph Pike and NeoGen. The suit claimed Joseph Pike had concealed information that he had been, among other things, convicted of forgery. Under a settlement reached in 1996 with the Population Council, Joseph Pike agreed to sell most of his financial stake in Mifepristone and relinquish his management of the distribution company that was set up to sell and distribute this drug. In February 1997, a new company called Advances for Choice was established to oversee the manufacturing and distribution of Mifepristone. In October 1997, KCC settled their litigation with the Population Council, Inc. and Advances in Health Technology, Inc. and in November 1997, KCC, GIANT and Joseph Pike announced the settlement of their litigation. KCC's action against NeoGen continues. See Item 3--Legal Proceedings.

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

 Audit Reports

   The Company filed a Form 8-K on January 8, 2001 which reported the engagement of BDO Seidman, LLP (BDO) its auditors for the fiscal year ended December 31, 2000. The Company had dismissed its former auditors, Arthur Andersen, LLP (Andersen) in July 2000. The Company's Form 10-Q for the second and third quarterly periods of 2000 were not reviewed by independent accountants. The Company requested that Andersen give its consent for the Company to include their audit reports for the two years ended December 31, 1999 in any Company public filings and allow BDO to review previously issued Andersen's prior year working papers. Management believes Andersen declined the Company's request because of the present litigation between Andersen and the Company (see Item 3--Legal Proceedings).

   As described in Item 1 "Business," the Company discontinued its principal operations at Periscope during 2000. As part of the peaceful possession of Periscope by Periscope's outside factor the assets and records of Periscope were given to the factor. As a result, a reaudit of the Company's financial information for any period other than the Company's balance sheet as of December 31, 2000 was not possible due primarily to the following:

  . Periscope's operations constituted the significant portion of the Company's operations during 1998, 1999 and 2000.

  . Periscope's accounting records were located in at least four different locations in two different states and were not properly indexed;

  . Most of the key documents necessary to complete an audit are not within the Company's control;

  . The Company learned that while under the control of Mr. Sands, some of his associates destroyed documents while employed at Periscope. Most of the key financial personnel left the company after Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code. Substantiation of the records, if they were accessible would not be able to be completed and therefore, the majority of the auditor's questions could not be answered.

   The most recent Exchange Act filing by the Company that included Andersen audit report was the 1999 Form 10-K. This audit report dated April 12, 2000 on the Company's financial statements as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999. Andersen's report was modified to include an explanatory paragraph wherein they expressed substantial doubt about the Company's ability to continue as a going concern. During the Company's fiscal years ended December 31, 1999 and 1998, and the subsequent interim period, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Andersen's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report. However, Andersen did advise the Company that during the course of their audit work in connection with the sales cutoff at December 31, 1999, certain documents may have been altered and that controls surrounding the sales cutoff were not operating effectively. This advice was later set forth in a Material Weakness Letter dated May 19, 2000. Prior to completing the audit for 1999, the Company made the adjustments related to sales that were not recorded in the proper periods and no modification to Andersen's Report was made. Prior to its dismissal, Andersen did not advise the Company that information had come to Andersen's attention that led Andersen to no longer be able to rely on Company's management's representations, or that made Andersen unwilling to be associated with the financial statements prepared by Company's management. In addition, Andersen did not advise the Company that Andersen needed to expand significantly the scope of its audit (other than the sales cutoff matter previously discussed in this paragraph), or that information had come to Andersen's attention during such time period that if further investigated would materially impact the fairness or reliability of either a previously-issued audit report or the underlying financial statements or to an audit report that would have been issued covering the fiscal periods subsequent to the date of the most-recent financial statements covered by an audit report. No assurances can be provided by the Company that, had Andersen consented to the reissuance of its audit report on the prior periods, the report would be in its original form and without a qualification. Due to the foregoing situation, the Company's financial statements included in this document are considered to be unaudited (except for the Company's Balance Sheet as of December 31, 2000).

Employees

   At December 31, 2000 the Company employed 5 persons on a full-time basis. The Company considers its relations with its employees to be good.

Executive Officers of the Registrant

   Set forth below are the executive officers of the Company, together with their ages, their positions with the Company and the year in which they first became an executive officer of the Company.

   Burt Sugarman, 62, Chairman of the Board, President and Chief Executive Officer. Mr. Sugarman has been Chairman of the Board of the Company since 1983, and President and Chief Executive Officer since May 1985. Mr. Sugarman was Chairman of Rally's board of directors from November 1994 through October 1997, having also served as its Chairman of the Board and Chief Executive Officer from 1990 through February 1994. He remains a director of Checkers after the merger with Rally's. Mr. Sugarman also serves on the board of directors of SBRG.

   Pasquale A. Ambrogio, 48, Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Ambrogio joined the Company in June 1995 as Controller where he served for approximately five years. He was appointed to his present position with the Company in May 2000.

Item 2. Properties.

   GIANT leases space for its executive office which is located in Beverly Hills, CA. 90210. The Company moved into its executive office in March 2000. The corporate office consists of approximately 1,700 square feet of useable office and storage space. The base annual rental is approximately $59,000. The lease for this executive office expires in 2005, with one, five-year renewal option.

   GIANT's previous executive office was in a leased premises located in Los Angeles, CA. 90069. The Company's executive office consisted of approximately 9,800 square feet at an annual base rent of approximately $298,000. The term for this lease is 60 months, expiring in April 2002, with two, three-year renewal options. On November 3, 1999, GIANT signed a sublease agreement beginning in February 2000, to sublease this space at the same annual rental and for the remaining period under the prior lease agreement. GIANT remains primarily liable for the annual rent due to the original lessor under this lease. The sublessee is subject to all the terms of this lease, which are applicable to the sublessor as tenant under the prior lease. The sublessee moved into this office at the end of March 2000.

Item 3. Legal Proceedings.

 Mittman, et al. V. Rally's Hamburgers, Inc., et al.

   Jonathan Mittman, Steven Horowitz, Dina Horowitz and John Hannan v. Rally's Hamburgers, Inc., Burt Sugarman, GIANT GROUP, LTD., Wayne M. Albritton, Donald
C. Moore, Edward C. Binzel, Gena L. Morris, Patricia L. Glaser and Arthur Andersen & Co., a purported class action alleging certain violations of the Securities Exchange Act of 1934, as amended, was filed in the United States Western District Court of Kentucky on January 24, 1994 (Civ. No. C94-0039-L(CS)) against Rally's, certain of its officers, directors and shareholders, a former officer of Rally's and Rally's auditors. In the action, plaintiffs seek an unspecified amount of damages, including punitive damages. On February 14, 1994, a related lawsuit was filed by two other shareholders making the same allegations before the same court, known as Edward L. Davidson and Rick Sweeney
v. Rally's Hamburgers, Inc., Burt Sugarman, GIANT GROUP, LTD., Wayne M. Albritton, Donald C. Moore, Edward C. Binzel, Gena L. Morris, Patricia L. Glaser and Arthur Andersen & Co.,

(Civ. No. C-94-0087-L-S). On March 23, 1994, all plaintiffs filed a consolidated lawsuit known as Mittman, et al. V. Rally's Hamburgers, Inc., et al., (Civ. No. C-94-0039-L(CS) (the "Mittman Actions"). On April 15, 1994, Ms. Glaser and the Company filed a motion to dismiss the consolidated lawsuit for lack of personal jurisdiction. The remaining defendants filed motions to dismiss for failure to state a claim upon which relief can be granted. On April 5, 1995, the Court denied these motions. (The Court struck plaintiffs' punitive damages allegations and required plaintiffs to amend their claims under section 20 of the Securities Exchange Act of 1934, but otherwise the Court let stand the most recent version of plaintiffs' complaint at this juncture). The Court granted Mr. Sugarman's motion to strike certain scurrilous and irrelevant allegations, and directed plaintiffs to amend their complaint to conform to the Court's order. Finally, the Court denied plaintiffs' motion for class certification, "until such time as the issue of typicality of claims is further developed and clarified." Plaintiffs filed their second amended complaint on June 29, 1995, joining additional plaintiffs pursuant to stipulation of the parties. Plaintiffs renewed their motion for class certification on July 31, 1995. Defendants filed their opposition on or about October 31, 1995. On April 16, 1996, the Court granted plaintiffs' motion, certifying a class from July 20, 1992 to September 29, 1993.

   On October 3, 1995, plaintiffs filed a motion to disqualify Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP ("Christensen Miller") as counsel for defendants based on a purported conflict of interest allegedly arising from the representation of multiple defendants as well as Ms. Glaser's association with Christensen Miller. The Court denied the motion and refused to disqualify Christensen Miller.

   Two settlement conferences have been conducted, but have been unsuccessful. Fact discovery was completed in the summer of 1999. Expert discovery was completed in early Spring 2000. Summary judgment motions by defendants were filed in late 2000, and are still pending. No trial date has been set.

   The Company denies all wrongdoing and intends to vigorously defend this action. It is not possible to predict the outcome of this action at this time.

 First Albany Corp., as custodian for the benefit of Nathan Suckman v. Checkers Drive-In Restaurants, Inc. et al. Case No. 1667. ("Suckman")

   This putative class action was filed on September 29, 1998 in the Delaware Chancery Court in and for New Castle County, Delaware by First Albany Corp., as custodian for the benefit of Nathan Suckman, an alleged stockholder of 500 shares of the common stock of Checkers. The complaint names Checkers, Rally's, the Company, and certain of Rally's current and former officers and directors as defendants, including William P. Foley II, James J. Gillespie, Joseph N. Stein, James T. Holder, Terry Christensen, and Burt Sugarman. The complaint arises out of the proposed merger announced on September 28, 1998 between the Company, Rally's and Checkers (the "Proposed Merger"), and alleges generally that certain of defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers' stock in a "going private" transaction for grossly inadequately consideration and in breach of the defendants' fiduciary duties. The plaintiff allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and seeks, among other things, certain declaratory and injunctive relief against the consummation of the Proposed Merger, or in the event the Proposed Merger is consummated, rescission of the Proposed Merger and costs and disbursements incurred in connection with bringing the action, including attorneys' fees and such other relief as the court may deem proper.

   In view of a decision by the Company, Rally's and Checkers not to implement the transaction that had been announced on September 28, 1998, plaintiffs have agreed to provide the Company and all other defendants with an open extension of time to respond to the complaint, and plaintiffs have indicated that they will probably file an amended complaint in the event that they choose to proceed.

   The Company denies all wrongdoing and intends to vigorously defend the action. It is not possible to predict the outcome of this action at this time.

 David J. Steinberg and Chaile B. Steinberg, individually and on behalf of those similarly situated, v. Checkers Drive-In Restaurants, Inc., et al., Case No. 16680

   This putative class action was filed on October 2, 1998 in the Delaware Chancery Court in and for New Castle County, Delaware by David J. Steinberg and Chaile B. Steinberg, alleged stockholders of an unspecified number of shares of the common stock of Checkers. The complaint names Checkers, Rally's, the Company, and certain of Rally's current and former officers and directors as defendants, including William P. Foley II, James J. Gillespie, Joseph N. Stein, James T. Holder, Terry Christensen, and Burt Sugarman. As with the complaint detailed herein above in Suckman, the complaint arises out of the Proposed Merger, and alleges generally that certain of defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers' stock in a "going private" transaction for grossly inadequately consideration and in breach of the defendants' fiduciary duties. The plaintiffs allegedly initiated the complaint on behalf of all stockholders of Checkers and seek, among other things, certain declaratory and injunctive relief against the consummation of the Proposed Merger and costs and disbursements incurred in connection with bringing the action, including attorneys' fees, and such other relief as the court may deem proper.

   For the reasons stated in the Suckman action, plaintiffs have agreed to provide the Company and all other defendants with an open extension of time to respond to the complaint, and plaintiffs have indicated that they will probably file an amended complaint in the event that they choose to proceed.

   The Company denies all wrongdoing and intends to vigorously defend the action. It is not possible to predict the outcome of this action at this time.

 Jeffrey W. Sirchio, plaintiff, v. Periscope Sportswear, Inc. and GIANT GROUP, LTD.

   On or about May 4, 2000, Mr. Jeffrey Sirchio, a former vice president for operations at Periscope, filed a civil action in the United States District Court for the Southern District of New York, Case No. 00 Civ. 3391, alleging claims against Periscope and GIANT for breach of contract and tortious interference with contract, allegedly arising from Periscope's termination of Mr. Sirchio's employment with Periscope on or about April 11, 2000. Periscope and GIANT did not respond formally to the Complaint and deny the material allegations of the Complaint and contend that Mr. Sirchio was terminated for cause and that he is entitled to no damages pursuant to the matters alleged in the Complaint.

   Effective July 14, 2000, a general release signed by Mr. Sirchio ended this action.

 Glenn Sands, plaintiff, v. GIANT GROUP, LTD., Periscope Sportswear, Inc. and David Gotterer.

   On or about May 8, 2000, Mr. Sands filed a civil action in the United States District Court for the Southern District of New York, Case No. 00 Civ. 3472, alleging claims against GIANT, Periscope and David Gotterer (a current director of GIANT ) for breach of contract, negligent misrepresentation and fraudulent misrepresentation, allegedly arising from Periscope's termination of Mr. Sands' employment with Periscope on or about April 11, 2000, and from a claimed breach by GIANT of a proposed "reacquisition agreement" with Mr. Sands. On May 18, 2000, the Company filed a motion for a preliminary injunction in conjunction with an answer and counterclaim to Sands' complaint. The answer denies all of the material allegations of the complaint and asserts that Mr. Sands is entitled to no damages pursuant to the matters alleged in the complaint. The counterclaim asserts, among other things, that Mr. Sands is violating his employment agreement, interfering with Periscope's relationship with its customers, suppliers and employees and has grossly misappropriated Periscope funds for his personal use. On July 6, 2000, the court granted a preliminary injunction order to temporarily bar Mr. Sands from competing in the women's apparel business.

   On July 11, 2000, Mr. Sands, GIANT, Periscope and David Gotterer signed a Memorandum of Understanding, which settled the above civil lawsuit. On July 14, 2000, a Settlement Agreement was signed by all the parties, which superseded this Memorandum of Understanding. As part of this Settlement Agreement, among other things, Mr. Sands filed a stipulation of dismissal of his complaint with prejudice, assigned to the factor for the benefit of Periscope the guarantee of approximately $1.97 million dollars including interest Mr. Sands had previously provided to the factor, forgave $2 million owed by Periscope to him and returned 768,691 shares of GIANT common stock issued to him. In addition, Mr. Sands paid to Periscope $1 million dollars and promises to pay $528,000 related to the amount Mr. Sands owes Periscope on January 14, 2001 or on the date Mr. Sands sells his airplane whichever date is earlier. A security interest of $706,000 has been attached to Mr. Sands Challenger 600 airplane for the benefit of Periscope. Mr. Sands cannot hire any Periscope personnel on or after July 14, 2000 and cannot reveal confidential business information stated in the Settlement Agreement. As part of this Settlement Agreement, among other things, GIANT, Periscope and David Gotterer agreed to request the court to vacate the July 6, 2000 preliminary injunction order, void Mr. Sands' employment agreement with Periscope and dismiss their counterclaims and extinguish all loans owed to them by Mr. Sands except for amounts becoming due as part of this Settlement Agreement.

   In July 2000, Mr. Sands paid $150,000 related to his $528,000 note receivable owed to Periscope. In November 2000, Mr. Sands' airplane was repossessed by the company that financed the plane. Periscope has a security interest in the plane and made a request to the finance company for payment of this amount. On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The remaining balance of the note receivable of $378,000 was reported with the other remaining assets to the bankruptcy trustee. In December, the plane was subsequently sold; however, after the first lien holder was paid, there were no additional proceeds available to Periscope or any of the additional lien holders.

 GIANT GROUP, LTD., Plaintiff against Glenn Sands; Arthur Andersen LLP; L.H. Friend, Weinress, Frankson & Presson, Inc.; and Friedman, Alpren & Green LLP.

   On or about October 6, 2000, the Company filed a civil action in the United States District Court for the Southern District of New York, Case No. 00 Civ. 7578, alleging claims under the United States securities laws against Glenn Sands, Arthur Andersen LLP ("AA"), L.H. Friend, Weinress, Frankson & Presson, Inc. ("LHF") and Friedman, Alpren & Green LLP ("Friedman"). The Company alleges that Mr. Sands, while acting as principal officer and shareholder of Periscope, made false and misleading representations about Periscope to the Company prior to the Company's acquisition of Periscope in December 1998. The Company also alleges that AA, LHF and Friedman failed to make necessary disclosures of material information related to Periscope and failed to fulfill their contractual and fiduciary obligations to the Company in connection with the Company's acquisition of Periscope. The Company has requested a jury trial. All defendants have moved to dismiss the complaint. A hearing is scheduled in April to hear the defendant's motions to dismiss. It is not possible to predict the outcome of this matter at this time.

   Since management does not believe that the previously mentioned lawsuits and other claims and legal proceedings, in which the Company is a defendant, contain meritorious claims, management believes that the ultimate resolution of the lawsuits will not materially and adversely affect the Company's consolidated financial position or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders

   There were no matters submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the fourth quarter of the calendar year ended December 31, 2000.

                                    PART II

Item 5. Market For Registrant's Common Equity and Related Stockholder Matters

   On September 20, 1999, the Company was notified by the New York Stock Exchange ("NYSE") that it did not meet the NYSE's recently effective continued listing standards requiring total market capitalization of not less than $50 million and total stockholders' equity of not less than $50 million. The Company submitted a business plan to the Listings and Compliance Committee of NYSE for review that demonstrated that the Company could comply with these standards within 18 months. The NYSE accepted the plan and notified the Company that it would monitor the Company's progress in meeting the milestones set forth in the plan. Following the Company's write-off of its investment in Periscope in April 2000, the NYSE notified the Company that trading of its Common Stock would be suspended on April 25, 2000. On April 27, 2000, the Company's common stock commenced trading on the OTC Bulletin Board under symbol "GPOL".

   The high and low sale prices and bid prices for the common stock during 2000 and of 1999 are set forth below. The table shows the high and low sales prices for 1999 through April 25, 2000 on the NYSE. For the remaining period through December 31, 2000, the table reflects the high bid prices reflecting inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. No dividends were paid on the common stock in either year. The Company expects that any future earnings will be retained in its business, and no cash dividends will be paid on its common stock for the foreseeable future.

                                                  Sale Prices of Common Stock
                                               ---------------------------------
                                                    2000             1999
                                               --------------- -----------------
   Quarter                                      High     Low     High     Low
   -------                                     ------- ------- -------- --------
   First...................................... $ 2 1/8 $ 1 5/8 $  9 5/8 $  5 3/8
   Second.....................................     3/5   13/32    7 1/2    5 3/8
   Third......................................   16/39     3/8   7 7/16    3 1/2
   Fourth.....................................    4/16    7/50  4 11/16  2 11/16

   On March 27, 2001 the approximate number of record holders of the Company's common stock was 1,600.

Item 6. Selected Financial Data

   The following table sets forth selected consolidated financial data of the Company for the five years ended December 31, 2000 and is derived from the financial statements of the Company, which are unaudited for 1996, 1997, 1998, 1999 and 2000 except the Balance Sheet which is audited for 2000. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes. The Company's results of operations have been restated to present the Co-Ownership Program and Periscope as discontinued operations. See AUDIT REPORTS in PART 1 of Item I--Business.

                                       Year Ended December 31,
                          -----------------------------------------------------
                            1996       1997       1998       1999       2000
                          ---------  ---------  ---------  ---------  ---------
                          (Dollars in thousands, except per share amounts)
Income Statement Data:
 (Unaudited)
  General and
   administrative
   expenses.............  $  (4,574) $  (4,458) $  (3,543) $  (3,571) $  (1,852)
  Proxy contest and
   related legal
   expenses.............       (752)       --         --         --         --
  Exchange Offer and
   related legal
   expenses.............       (518)       --         --         --         --
  Merger and related
   legal expenses.......        --         --        (165)       --         --
  Depreciation(1).......       (397)      (523)      (277)    (1,036)       (33)
  Investment and other
   income...............      2,784      2,006      3,000        928        114
  Interest expense......        (34)      (153)        (2)       (36)       --
  Gain (loss) on the
   sale of investments..      5,234        (84)      (752)       426        115
  Gain on sale of
   property &
   equipment............        --         --       2,855        239        --
  Gain (loss) on sale of
   investment in
   affiliate............      6,177        --      (1,168)    (2,981)       --
  Equity in earnings
   (loss) of affiliate..        367       (623)       --         --         --
                          ---------  ---------  ---------  ---------  ---------
  Income (loss) from
   continuing operations
   before income tax
   benefit..............      8,287     (3,835)       (52)    (6,031)    (1,656)
  Income tax benefit....      9,649      4,170      1,466        307        608
                          ---------  ---------  ---------  ---------  ---------
  Income (loss) from
   continuing
   operations...........     17,936        335      1,414     (5,724)    (1,048)
Discontinued Operations:
  Loss from co-ownership
   program, net of
   income tax effect....        (24)    (4,953)       --         --         --
  Loss from disposition
   of co-ownership
   program, net of
   income tax effect....                             (219)
  Loss from apparel
   operations, net of
   income tax effect....        --         --        (702)   (40,540)    (3,798)
  Gain on disposition of
   apparel operations,
   net of income tax
   effect...............        --         --         --         --       6,208
                          ---------  ---------  ---------  ---------  ---------
    Net income (loss)...  $  17,912  $  (4,618) $     493  $ (46,264) $   1,362
                          =========  =========  =========  =========  =========
Basic earnings per
 common share:
  Income (loss) from
   continuing
   operations...........  $    4.40  $    0.10  $    0.44    $ (1.45) $   (0.28)
  Net income (loss).....       4.40      (1.42)      0.15     (11.71)      0.37


Diluted earnings per
 common share:
  Income (loss) from
   continuing
   operations...........  $    4.08  $    0.10  $    0.44  $   (1.45) $   (0.28)
  Net income (loss).....       4.07      (1.42)      0.15     (11.71)      0.37

Weighted average shares
 outstanding:
  Basic earnings per
   common share.........  4,074,000  3,260,000  3,184,000  3,951,000  3,690,000
  Diluted earnings per
   common share.........  4,400,000  3,260,000  3,185,000  3,951,000  3,690,000

Balance sheet data as of
 December 31: (Unaudited
 except 2000)
  Assets held-for-sale..  $  21,485  $  24,362  $     --   $     --   $     --
    Total assets........     69,047     53,876     16,795     11,256      5,862
    Total stockholders'
     equity.............     52,815     48,498     15,109      4,120      5,230

--------
(1) Includes $863 of fixed assets written-off in 1999

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in Thousands, Except Share and Per Share Amounts)

   In connection with the preparation of the Company's annual report for 1999, the Company's Board of Directors reevaluated its women and children's clothing operations. Based on the significant losses from operations for 1999 and because Periscope would need additional working capital to continue operations, the Company determined the investment in Periscope was not realizable from future operations. Therefore, the Company determined there was an impairment in the value of this asset in 1999 and accordingly wrote-off its investment in Periscope, including remaining goodwill of approximately $27 million. On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope's operations following months of being in default of its factoring agreement. On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets to Century, reducing amounts owed to Century. On October 31, 2000 simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex. On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. These events were previously discussed in detail in Item 1 -Business. As a result of these events, the Company is reporting Periscope as a discontinued operation in the Company's Consolidated Statements of Operations, Consolidated Statements of Cash Flows and Consolidated Statement of Changes in Stockholders' Equity for the three years ended December 31, 2000 and in the Company's Consolidated Balance Sheet as of December 31, 2000 and 1999.

Results of Operations for 2000 Versus 1999

 Costs and expenses

   Total costs and expenses for the twelve months ended December 3l, 2000 ("current year" or "2000") decreased $2,722 to $1,885 in 2000 from $4,607 for the twelve months ended December 3l, 1999 ("prior year" or "1999"). General and administrative expenses in 2000 decreased by $1,719 to $1,852 from $3,571 in 1999. During 2000, GIANT's management reviewed, and will continue to review, all expenses in an effort to cut costs. GIANT's President and Chief Executive Officer voluntarily agreed to retroactively cancel the termination payment due to him at the expiration of his employment agreement. As a result of this action, the Company reversed the accrued liability of $482 recorded at December 31, 1999 related to the termination payment. For the current year, this action resulted in a cost savings of approximately $464. In addition, GIANT's President and Chief Executive Officer voluntarily authorized the Company in January 2000 to decrease his annual salary to $450, which resulted in a cost savings of approximately $550 for the current period. GIANT also incurred lower rent expense of approximately $183 due to the move into a smaller office in 2000, lower outside services of $151 lower travel expense of $100, and current year Franchise taxes of approximately $41 due to the decrease in the Company's equity in 1999. Depreciation for 2000 decreased by $1,003 to $33 compared to $1,036 in 1999 due to the write-off in 1999 of leasehold improvements associated with the Company's prior corporate office. This office was subleased to a third party effective March 2000, as part of the Company's plan to reduce overhead expenses.

   Other income (expense) for 2000 increased $1,653 to income of $229 in 2000 from expense of $1,424 in 1999. In 2000, the Company's investment income decreased $814 to $114 compared to $928 in 1999, primarily due to a decrease of approximately $762 in income from investments in debt securities. In 2000, the Company recorded lower gains on the sale of marketable securities of $311. In 1999, the Company recognized a gain on the sale of land of $268, offset by a loss on the sale of office equipment of $29. In 1999, the Company recorded non-cash losses of $2,981 on its investments in the equity securities of two affiliated companies due to the decline in the market prices of the entities' stock and the continued losses experienced by both companies in 1999.

   In 2000, loss from discontinued operations of $3,798, net income tax benefit of $2,230, reflected Periscope's results of operations for the nine-months ended September 30, 2000. Pre-tax income on disposition of discontinued operations of $8,438, net of income tax expense of $2,230, included income of approximately $14,330 related to the Company's reversal of liabilities outstanding prior to Periscope's filing for bankruptcy, expense of $3,430 related to Periscope's delivering peaceful possession of its assets to Century, the write-off of the Company's $3,000 collateral deposit with Century and income of $538 related to the return of 768,691 shares of GIANT common stock issued to Mr. Sands in connection with the Company's acquisition of Periscope in 1998. This return of GIANT shares, at an assigned value of $.70 a share used in the income calculation, was included as part of the Settlement Agreement signed by Mr. Sands, GIANT, Periscope and David Gotterer resolving the lawsuits between the parties (See Item 3--Legal Proceedings).

Results of Operations for 1999 Versus 1998

   Total costs and expenses for the twelve months ended December 3l, 1999 ("current year" or "1999") increased $622 to $4,607 in 1999 from $3,985 for the twelve months ended December 3l, 1998 ("prior year" or "1998"). General and administrative expenses increased $28 to $3,571 in 1999 compared to $3,543 in 1998. The increase in expense was primarily due to the accrual of $417 for GIANT'S President and CEO's deferred compensation due at the termination of his contract and higher legal expenses of $65. This increase in expenses were mostly offset by decreases in corporate jet expenses of $284 due to the sale of the airplane in 1998, investment expense of $122, State of Pennsylvania taxes of $61 due to the sale of land located in the state and lower political contributions of $35. Depreciation increased $759 to $1,036 in 1999 from $277 in 1998 primarily due to the write-off of the leasehold improvements associated with Company's corporate office. This office was subleased to a third party effective March 2000, as part of the Company's plan to reduce overhead expenses.

   Other income (expense) for 1999 decreased $5,357 to an expense of $1,424 in 1999 from income of $3,933 in 1998. The Company recorded lower investment income of $2,072 in 1999 primarily due to a reduction in interest income from the Company's investment in debt securities of $2,006 and lower gains of $2,616 on the sale of property equipment in 1999. The Company recognized a gain of $268 on the sale of land and a loss of $29 related to the sale of office furniture. In 1998, the Company recognized a gain of $2,855 on the sale of property and equipment, including the corporate plane, a Gulfstream II SP. In 1999, the Company recorded non-cash losses of $2,981 on its investments in the equity securities of two affiliated companies due to the decline in the market prices of the entities' stock and the continued losses experienced by both companies in 1999. In 1998, the Company recorded a non-cash loss of $1,168 related to the entire write-off of the Company's investment in Checkers warrants due to the continued trend of the Checkers' common stock to trade below $.75, the exercise price of the warrants.

   Loss from discontinued apparel operations of $40,540, net of income tax expense of $2,849 for 1999 included the write-off of the remaining goodwill of approximately $27 million. In 1998, loss from discontinued apparel operations of $702, net of income tax benefit of $327, represented the results of operations for Periscope for the 20-day period beginning December 12, 1998 to December 31, 1998. Loss from disposition of the Co-Ownership Program, until the two yachts were sold in 1998 was $219, net of income tax benefit of $128. This loss consisted of charter income of $1,308 and net of expenses of $1,114. In addition, the loss included the following sales of the Company's two luxury yachts. In April 1998, the Company sold for cash one of its two luxury yachts for $14,500, less selling expenses. The net sales price equaled the Company's current carrying value. In October 1998, the Company sold the remaining luxury yacht for a cash sales price of $10,875 less selling expenses. The Company recognized a loss of $541 and recorded revenue related to refunds of approximately $294, included in expenses of $1,114, from the U.S. Customs Services for amounts previously deposited with this agency. On December 28, 1998, GIANT MARINE was dissolved and the remaining assets and liabilities were transferred to the Company.

Quarterly Financial Data (Unaudited)

   The Company's unaudited results of operations for 2000 and 1999 has been restated to reflect Periscope as a Discontinued Operation.

                                               Quarter Ended 2000
                                  ----------------------------------------------
                                  March 31    June 30   September 30 December 31
                                  ---------  ---------  ------------ -----------
Total costs and expenses........  $    (590) $    (555)  $     117    $    (857)
Total other income (expense)....         41         69         130          (11)
                                  ---------  ---------   ---------    ---------
Loss from continuing operations
 before income tax benefit......       (549)      (486)        247         (868)
Income tax benefit..............        --         --          --           608
                                  ---------  ---------   ---------    ---------
Loss from continuing
 operations.....................       (549)      (486)        247         (260)
Income (loss) from discontinued
 operations, net of income tax
 effect.........................        135     (5,878)       (317)       2,262
Income (loss) on disposition of
 discontinued operations, net of
 income tax effect..............        --         --         (687)       6,895
                                  ---------  ---------   ---------    ---------
Net income (loss) as reported in
 Form 10-K......................  $    (414) $  (6,364)  $    (757)   $   8,897
Form 10-Q Adjustments (Loss):
  CEO voluntary termination of
   deferred salary previously
   recorded as decrease in
   expense......................        482        --          --           --
  Former Periscope officer
   return of Company's shares
   issued in connection with
   acquisition previously
   recorded as increase to
   capital in excess
   of par value.................        --         --         (538)         --
                                  ---------  ---------   ---------    ---------
    Net income (loss) as
     previously reported........  $      68  $  (6,364)  $  (1,295)   $   8,897
                                  =========  =========   =========    =========
As reported in Form 10-K:
  Basic earnings (loss) per
   common share.................  $   (0.10) $   (1.59)  $   (0.22)   $    2.41
  Diluted earnings (loss) per
   common share(1)..............  $   (0.10) $   (1.59)  $   (0.22)   $    2.41
As previously reported:
  Basic earnings (loss) per
   common share.................  $    0.02  $   (1.59)  $   (0.38)   $    2.41
  Diluted earnings (loss) per
   common share(1)..............  $    0.02  $   (1.59)  $   (0.38)   $    2.41
Weighted average shares--basic..  3,990,000  3,990,000   3,422,000    3,690,000
Weighted average shares--
 diluted(1).....................  3,990,000  3,990,000   3,422,000    3,690,000

--------
(1) The calculation for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000 do not include 2,136,000, 2,161,000, 2,166,000 and 2,166,000 potentially dilutive stock options and 75,000 potentially dilutive warrants as the effect of these securities would be anti-dilutive because the exercise price of these securities, ranging from a high of $8.25 to a low of $.41, exceed the average market price of the Company's common stock for the quarters.

                                              Quarter Ended 1999
                                 ----------------------------------------------
                                 March 31    June 30   September 30 December 31
                                 ---------  ---------  ------------ -----------
Total costs and expenses.......  $    (795) $  (1,017)  $    (965)   $  (1,866)
Total other income (expense)...        809        558          20          (33)
Gain on the sale of property
 and equipment.................        --         --          --           239
Loss on affiliate
 transactions..................        --         --          --        (2,981)
                                 ---------  ---------   ---------    ---------
Income (loss) from continuing
 operations before income tax
 effect........................         14       (459)       (945)      (4,641)
Income tax benefit (expense)...         (8)       150         265         (100)
                                 ---------  ---------   ---------    ---------
Income (loss) from continuing
 operations....................          6       (309)       (680)      (4,741)
Income (loss) from discontinued
 operations, net of income tax
 effect........................        698       (235)       (356)     (40,647)
                                 ---------  ---------   ---------    ---------
Net income (loss) as previously
 reported in Form 10-Q.........  $     704  $    (544)  $  (1,036)   $ (45,388)
                                 =========  =========   =========    =========
Basic earnings (loss) per
 common share..................  $    0.18  $   (0.14)  $   (0.26)   $  (11.38)
Diluted earnings (loss) per
 common share(1)...............  $    0.17  $   (0.14)  $   (0.26)   $  (11.38)
Weighted average shares--
 basic.........................  3,927,000  3,927,000   3,960,000    3,990,000
                                 ---------  ---------   ---------    ---------
Weighted average shares--
 diluted(1)....................  4,128,000  3,927,000   3,960,000    3,990,000
                                 ---------  ---------   ---------    ---------

--------
(1) The calculation for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 do not include 2,131,000, 2,136,000 and 2,136,000 potentially dilutive stock options and 75,000 potentially dilutive warrants as the effect of these securities would be anti-dilutive because the exercise price of these securities, ranging from a high of $8.25 to a low of $.5.44, exceed the average market price of the Company's common stock for the quarters.

Liquidity and Capital Resources

   At December 31, 1999 and 2000, the Company had working capital of $4,072 and $5,103 with current ratios of 1.6 and 9.2 to 1, respectively. Working capital at December 31, 1999 included net liabilities from discontinued operations of $5,313. The Company's Balance Sheets reflected net liabilities from discontinued operations of $0 at December 31, 2000 due to the peaceful possession of Periscope's assets by Century on October 31, 2000 and due to the filing by Periscope of a voluntary petition under Chapter 7 of the Bankruptcy Code on November 30, 2000. It is the opinion of the Company that GIANT will not be liable for any of the liabilities reflected in Periscope's bankruptcy filing.

   The Company's liquidity, consisting of cash and cash equivalents and marketable securities decreased by $4,619 from $9,887 at December 31, 1999 compared to $5,268 at December 31, 2000. The decrease resulted primarily from the liquidation of marketable securities providing funds for the $3,000 collateral deposit to Century and also for Company operations. The Company provided a reserve of $3,000, due to the probability that the deposit would not be returned to the Company. The loss is included in disposal of discontinued operations on the Company's Consolidated Statements of Operations.

   GIANT's President and Chief Executive Officer voluntarily agreed to retroactively cancel the termination payment due to him at the expiration of his employment agreement. As a result of this action, the Company reversed the accrued liability of $482 recorded at December 31, 1999 and recorded an increase to capital in excess of par value.

   Net cash provided (used) by continuing operating activities for the three years ended December 31, 1998, 1999 and 2000 was $(2,282), $(4,025) and $1,859,
respectively.

   Net cash provided (used) by continuing investing activities for the three years ended December 31, 1998, 1999 and 2000 was $32,816, $(37) and $4,869,
respectively. During 1998, cash provided by continuing investing activities of $32,816 resulted from cash of $44,484 received from sales of marketable securities, net of cash of $42,507 paid for the purchase of marketable securities reduced by capital expenditures of $66, primarily leasehold improvements. In addition, the Company received cash of $30,178, net of capital improvements for one of its yachts, from the sale of its two luxury yachts and other assets, including the corporate plane, a Gulfstream II SP acquired in 1991 and principal payments of $727 on its investment in Checkers Debt. During 1999, cash used by continuing investing activities of $37 resulted from cash of $4,808 received from sales of marketable securities, net of cash of $5,129 paid for the purchase of marketable securities reduced by net of cash received of $284. During 2000, cash provided by continuing investing activities of $4,869 resulted from cash of $6,997 received from sales of marketable securities, net of cash of $2,011 paid for the purchase of marketable securities reduced by capital expenditures of $117 for leasehold improvements, furniture and equipment for the Company's new office space.

   Net cash used by continuing financing activities for the three years ended December 31, 1998, 1999 and 2000 was $1,483, $0 and $14 for the purchase of 207,000, 0, and 66,000 shares of treasury stock, respectively.

   GIANT'S Board of Directors has reviewed various courses of action with respect to the future of the Company. Currently, the Company is analyzing a voluntary tender offer to its shareholders. However, there can be no assurance that the Company will undertake this transaction. Other courses of action the Company is reviewing include but not limited to, the acquisition of GIANT'S shares of common stock in the open market or in private transactions and an extraordinary corporate transaction such as a merger, reorganization, liquidation or other transaction. In the event the Company does not finalize the voluntary tender offer to its shareholders, there can be no assurances that GIANT will undertake any of these other transactions. The Company's current liquidity is provided by cash and cash equivalents and investment income. There can be no assurances that the Company's liquidity will remain sufficient to continue operations indefinitely; however, management believes that the Company's current liquidity is sufficient for the Company's near-term operation.

 Inflation

   Inflation has not had a material effect on the Company's revenues and expenses from operations in the last three years and is not expected to have a material effect on the Company's business.

 Personal Holding Company

   Under the Internal Revenue Code, in addition to the regular corporate income tax, an additional tax may be levied upon an entity that is classified as a Personal holding company. In general, this tax is imposed on corporations which are more than 50% owned, directly or indirectly, by 5 or fewer individuals (the "Ownership Test") and which derive 60% or more of their income from personal holding company sources, generally defined to be passive income (the "Income Test"). If a corporation falls within the Ownership Test and the Income Test, it is classified as a personal holding company, and will be taxed on its undistributed personal holding company income at a rate of 39.6%. The Company currently meets the stock ownership test. The Company has not met the income requirement in recent years, therefore is not subject to this additional tax; however no assurance can be given that the income test will not be satisfied in the future.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued FASB 133 "Accounting for Derivative Instruments and Hedging Activities" ("FASB 133"). This statement increases the visibility, comparability, and understanding of the risks associated with holding derivatives by requiring all entities to report all derivatives at fair value as assets or liabilities. It also provides guidance and practice by providing companies with comprehensive rules for all derivatives and hedging activities. FASB 133 is effective for fiscal quarters of fiscal years that begin after June 15, 2000. The Company will follow the disclosure requirements set forth in this statement; however, the Company does not currently hold or issue derivative instruments or nonderivative instruments that are designated and qualify as hedging instruments.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB 101 must be applied to the financial statements no later than the fourth quarter of fiscal years ending after December 15, 2000. The Company adopted SAB 101 during the year ended December 31, 2000, and it had no impact on the Company's financial position or results of operations and cash flows.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. During the year ended December 31, 2000, the Company adopted FIN 44 in accounting for stock options which did not result in the change in the valuation of the Company's stock options.

Item 7a. Quantitative and Qualitative Disclosures About Market Risk

 Market Risk

   The Company's primary financial instruments consist of money market funds paying interest at varying interest rates, investments in equity securities and investments in debt securities with fixed interest rates. The Company's market risk is the potential decrease in the value of the Company's financial instruments resulting from lower interest rates and lower market prices. The Company does not enter into derivatives for trading or interest rate exposure. Rather, the Company actively manages its investment portfolio to increase the returns on investment and to ensure liquidity, invests in instruments with high credit quality provided through major financial institutions. In addition, the Company attempts to make prudent and informed business decisions before investing in equity securities.

 Sensitivity Analysis

   The following analyses present the sensitivity of the market value, earnings and cash flows of financial instruments to hypothetical changes in interest rates and market prices as if these changes occurred at December 31, 1999. The ranges of changes that are chosen for these analyses reflect a view of changes that are reasonably possible over a one-year period. These forward-looking disclosures are selective in nature and only address the potential impacts from financial instruments. They do not include other potential effects, which could impact business as a result of these changed rates and market prices. Actual results could differ materially from those projected in these forward-looking statements.

   The Company's cash is invested in money market funds and short-term investments purchased with an original maturity date of three months or less. A hypothetical change in the weighted average interest rate of 10% would result in an immaterial decrease in interest income having little or no adverse effect on the Company's liquidity requirements. At times, however, such investments may be in excess of insured limits.

   At December 31, 2000, the carrying value of the Company's investment in marketable equity securities available for sale is recorded at $3,428, including net unrealized losses of $160. The estimated potential decrease in fair value resulting from a hypothetical 10% decrease in prices quoted by the stock exchanges is $342, approximately 6% of the Company's current assets.

   At December 31, 2000, the carrying value of the Company's investment in marketable debt securities classified as trading is recorded at $412, including net losses of $82. Generally, the fair market value of an investment in fixed interest rate debt will decrease as interest rates rise and increase as interest rates fall. The net losses of $82 represent the decrease in the carrying value of bonds due to the changes in interest rates and other factors. The estimated potential decrease in fair value resulting from a hypothetical 10% decrease in the carrying value of bonds due to the changes in interest rates and other factors is $41, approximately 1% of the Company's current assets.

Item 8. Income Statement

                               GIANT GROUP, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1998, 1999 and 2000
                                  (Unaudited)

                                                 1998       1999       2000
                                               ---------  ---------  ---------
                                                  (Dollars in thousands,
                                                 except per share amounts)
Costs and expenses:
  General and administrative.................. $   3,543  $   3,571  $   1,852
  Merger and related legal....................       165        --         --
  Depreciation................................       277      1,036         33
                                               ---------  ---------  ---------
                                                   3,985      4,607      1,885
                                               ---------  ---------  ---------
Other income (expense):
  Investment and other income.................     3,000        928        114
  Interest expense............................        (2)       (36)       --
  Gain (loss) on sale of marketable
   securities.................................      (752)       426        115
  Gain on sale of property and equipment......     2,855        239        --
  Loss on affiliate transactions..............    (1,168)    (2,981)       --
                                               ---------  ---------  ---------
                                                   3,933     (1,424)       229
                                               ---------  ---------  ---------
Loss from continuing operations before income
 tax benefit..................................       (52)    (6,031)    (1,656)
Income tax benefit............................     1,466        307        608
                                               ---------  ---------  ---------
Income (loss) from continuing operations......     1,414     (5,724)    (1,048)
Discontinued operations: (Note 3)
  Loss from disposition of co-ownership
   program, net of income tax benefit of
   $128.......................................      (219)       --         --
  Loss from apparel operations, net of income
   tax benefit (expense) of $327, $(2,849) and
   $2,230.....................................      (702)   (40,540)    (3,798)
  Gain from disposition of apparel operations,
   net of income tax (expense) of $(2,320)....       --         --       6,208
                                               ---------  ---------  ---------
    Net income (loss)......................... $     493  $ (46,264) $   1,362
                                               =========  =========  =========
Basic and diluted earnings (loss) per common
 share:
  Income (loss) from continuing operations.... $    0.44  $   (1.45) $   (0.28)
  Discontinued operations:
    Loss from apparel operations..............      (.22)    (10.26)     (1.03)
    Gain (loss) from disposition..............      (.07)       --        1.68
                                               ---------  ---------  ---------
      Net income (loss)....................... $    0.15  $  (11.71) $    0.37
                                               =========  =========  =========
Weighted average shares--basic................ 3,184,000  3,951,000  3,690,000
                                               =========  =========  =========
Weighted average shares--diluted.............. 3,185,000  3,951,000  3,690,000
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 BALANCE SHEET

                               GIANT GROUP, LTD.

                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
                                                      (Unaudited)
                       ASSETS
                       ------

Current assets:
  Cash and cash equivalents..........................   $    955     $  1,428
  Marketable securities (Note 2, 5 and 6)............      8,932        3,840
  Note and other receivables, net....................        891           30
  Prepaid expenses and other assets..................        252          259
  Income tax receivable (Note 8).....................        171          171
                                                        --------     --------
    Total current assets.............................     11,201        5,728
Property and equipment, net (Note 2 and 7)...........         40          124
Other assets.........................................         15           10
                                                        --------     --------
    Total assets.....................................   $ 11,256     $  5,862
                                                        ========     ========

                     LIABILITIES
                     -----------

Current liabilities:
  Net liabilities of discontinued apparel operations
   (Note 3)..........................................   $  5,313     $    --
  Accounts payable...................................        187          162
  Accrued expenses...................................      1,137          448
  Income taxes payable (Note 8)......................        492           15
                                                        --------     --------
    Total current liabilities........................      7,129          625
Deferred income taxes (Note 8).......................          7            7
                                                        --------     --------
    Total liabilities................................      7,136          632
                                                        --------     --------

Commitments and contingencies (Note 9, 10 and 17)

Stockholders' equity (Note 11 and 12)
 Preferred stock, $.01 par value; authorized
 2,000,000 shares, none issued.......................        --           --
  Class A common stock, $.01 par value; authorized
   5,000,000 shares, none issued.....................        --           --
  Common stock, $.01 par value; authorized 12,500,000
   shares, 7,266,000 shares issued...................         73           73
  Capital in excess of par value.....................     35,008       35,490
  Accumulated other comprehensive income (loss)--
   unrealized gains (losses) on securities, available
   for sale net......................................         22         (160)
  Accumulated deficit................................     (2,681)      (1,319)
                                                        --------     --------
                                                          32,422       34,084
Less 4,110,969 (2000) and 3,276,000 (1999) shares of
 Common stock in treasury, at cost (Note 13).........    (28,302)     (28,854)
                                                        --------     --------
    Total stockholders' equity.......................      4,120        5,230
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $ 11,256     $  5,862
                                                        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               GIANT GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
              For the years ended December 31, 1998, 1999 and 2000
                                  (Unaudited)

                                                     1998      1999     2000
                                                   --------  --------  -------
                                                    (Dollars in thousands)
Operating Activities:
  Net income (loss)..............................  $    493  $(46,264) $ 1,362
  Adjustments to reconcile net income (loss) to
   net cash used by operations:
   Loss from discontinued operations.............       702    40,540    3,798
   (Loss) gain on disposal of discontinued
    operations...................................       219       --    (6,208)
   Depreciation and amortization.................       277     1,036       33
   Accretion of discounts on investments.........      (822)     (340)     --
   (Gain) loss on the sale of marketable
    securities...................................       752      (426)    (115)
   Gain on sale of property and equipment........    (2,855)     (239)     --
   Loss on affiliate transactions................     1,168     2,981      --
   Benefit for deferred taxes....................      (443)     (307)     --
  Changes in assets and liabilities:
   Decrease (increase) in income tax
    receivables..................................     1,100      (664)     --
   (Increase) decrease in receivables and prepaid
    expenses and other assets....................      (347)     (248)   3,618
   Increase (decrease) in accounts payable and
    accrued expenses                                 (3,228)      336     (231)
   (Decrease) increase in income tax payable.....       702      (430)    (398)
                                                   --------  --------  -------
     Net cash provided (used) by continuing
      operating activities.......................    (2,282)   (4,025)   1,859
     Net cash provided (used) by discontinued
      operations.................................    (1,100)    2,272   (2,893)
                                                   --------  --------  -------
     Net cash used by operations.................    (3,382)   (1,753)  (1,034)
                                                   --------  --------  -------
Investing Activities:
  Sales of marketable securities.................    44,484     4,808    6,997
  Purchases of marketable securities.............   (42,507)   (5,129)  (2,011)
  Debt investment and short-term advance.........       727       --       --
  Purchases of property and equipment............       (66)      --      (117)
  Net proceeds from sale of assets...............    30,178       284      --
                                                   --------  --------  -------
     Net cash (used) provided by continuing
      investing activities.......................    32,816       (37)   4,869
                                                   --------  --------  -------
  Factor collateral deposit......................       --        --    (3,000)
  Purchases of property and equipment............       --       (302)    (305)
  Net advances made in connection with business
   acquired......................................   (25,889)      --       --
                                                   --------  --------  -------
     Net cash used by discontinued investing
      activities.................................   (25,889)     (302)  (3,305)
                                                   --------  --------  -------
     Net cash (used) provided by continuing
      investing activities.......................     6,927      (339)   1,564
                                                   --------  --------  -------
Financing Activities:
  Proceeds from short-term borrowings............       --      1,662      --
  Repayment of short-term borrowings.............       --     (1,662)     --
  Purchase of treasury stock.....................    (1,483)      --       (14)
                                                   --------  --------  -------
     Net cash used by continuing financing
      activities.................................    (1,483)      --       (14)
                                                   --------  --------  -------
  Proceeds (payment) from note-receivable --
    related party................................       500      (589)     --
  Payment of capital lease obligations...........        (4)      (59)     (43)
                                                   --------  --------  -------
     Net cash (used) provided by discontinued
      financing activities.......................       496      (648)     (43)
                                                   --------  --------  -------
     Net cash used by financing activities.......      (987)     (648)     (57)
                                                   --------  --------  -------
(Decrease) increase in cash and cash
 equivalents.....................................     2,558    (2,740)     473
Cash and cash equivalents:
  Beginning of period............................     1,137     3,695      955
                                                   --------  --------  -------
  End of period..................................  $  3,695  $    955  $ 1,428
                                                   ========  ========  =======

   For supplementary information, see Note 16 to Consolidated Financial Statements.

  The accompanying notes are an integral part of these consolidated financial statements.

                               GIANT GROUP, LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 1998, 1999 and 2000
                                  (Unaudited)
                             (Dollars in thousands)

                                 Capital in  Common   Retained       Other         Total
                          Common Excess of  Stock in  Earnings   Comprehensive Comprehensive
                          Stock  Par Value  Treasury  (Deficit)  Income (Loss) Income (Loss)
                          ------ ---------- --------  ---------  ------------- -------------
Balance as of December
 31, 1997...............   $73    $36,767   $(35,617) $ 43,090      $ 4,185      $   (679)
Treasury stock issued in
 connection with
 business acquired......                       8,259
Difference between cost
 and value assigned to
 treasury stock issued
 in connection with
 business acquired......           (1,766)
Warrants issued in
 connection with
 business acquired......              195
Purchase of treasury
 stock..................                      (1,483)
Net income for 1998.....                                   493                        493
Unrealized losses on
 marketable securities,
 net of income tax
 benefit of $2,903......                                             (4,375)       (4,375)
                           ---    -------   --------  --------      -------      --------
Balance as of December
 31, 1998...............    73     35,196    (28,841)   43,583         (190)     $ (3,882)
                                                                                 ========
Treasury stock issued to
 former stockholders of
 business acquired......             (188)       539
Net loss for 1999.......                               (46,264)                  $(46,264)
Unrealized gains on
 marketable securities..                                                212           212
                           ---    -------   --------  --------      -------      --------
Balance as of December
 31, 1999...............    73     35,008    (28,302)   (2,681)          22      $(46,052)
                                                                                 ========
Voluntary cancellation
 of Chief Executive's
 Officer deferred
 salary.................              482
Treasury stock returned
 by former stockholders
 of business acquired...                        (538)
Purchase of treasury
 stock..................                         (14)
Net income for 2000.....                                 1,362                   $  1,362
Unrealized losses on
 marketable securities..                                               (182)         (182)
                           ---    -------   --------  --------      -------      --------
Balance as of December
 31, 2000...............   $73    $35,490   $(28,854) $ (1,319)     $  (160)     $  1,180
                           ===    =======   ========  ========      =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               GIANT GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Unaudited, except for the Balance Sheet as of December 31, 2000)
           (Dollars in thousands, except share and per share amounts)

1. Nature of Operations

   GIANT GROUP, LTD. (herein referred to as the "Company" or "GIANT") is a corporation, which was organized under the laws of the State of Delaware in 1913. As of December 31, 2000 and 1999, the Company's wholly-owned subsidiaries include KCC Delaware Company ("KCC") and Periscope Sportswear, Inc. ("Periscope").

   Periscope was acquired by the Company in December 1998 (See Note 3 to these Consolidated Financial Statements). Periscope was organized under the laws of the State of Delaware in 1998 and is the successor, by merger, to Periscope I Sportswear, Inc., a New York corporation organized in 1975. Periscope provided an extensive line of high-quality women and children's clothing in the moderate price category to mass merchandisers and major retailers, primarily for sale under private labels. On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope's operations. On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets to Century Business Credit Corporation ("Century"). On October 31, 2000, simultaneously with the completion of the above transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex Holdings, L.L.C. ("Alarmex"). On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The Company is reporting Periscope's operations as discontinued in its financial statements for the three years ended December 31, 2000 through the date that control by Giant was lost. (See Note 3 to Consolidated Financial Statements).

   GIANT MARINE GROUP, LTD. ("GIANT MARINE") was organized under the laws of the State of Delaware in November 1996. GIANT MARINE started and operated the Luxury Yacht Co-Ownership Program (the "Co-Ownership Program") with two yachts until November 1997, when the Co-Ownership Program was ended. During 1998, GIANT MARINE chartered its two yachts until they were both sold. On December 28, 1998, GIANT MARINE was dissolved and the remaining assets and liabilities were transferred to the Company. The Company has restated its consolidated financial statements reporting GIANT MARINE as a discontinued operation for the three years ended December 31, 2000. (See Note 3 to Consolidated Financial Statements).

2. Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of GIANT and its wholly owned subsidiaries. The results of operations of the "Co-Ownership Program" are included in the consolidated financial statements for the year ended December 31, 1998. The results of operations and accounts of Periscope are included in the consolidated financial statements through September 30, 2000 at which time it was no longer controlled by the Company. All significant intercompany accounts and transactions have been eliminated.

 Cash Equivalents

   For purposes of the consolidated statements of cash flows, short-term investments purchased with an original maturity date of three months or less are considered to be cash equivalents. Cash equivalents are recorded at market value and consist of short-term U.S. government obligations.

                               GIANT GROUP, LTD.

 Comprehensive Income

   Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income" ("SFAS 130"). Established rules for the reporting and display of total comprehensive income and its components. SFAS 130 requires the change in the Company's unrealized gains and losses on marketable securities available for sale, net of deferred income taxes, be included in total comprehensive income.

 Marketable Securities

   Investments in equity securities and corporate bonds are classified as available-for-sale or trading securities. Investments available-for-sale are carried at market and adjustments for unrealized gains and losses are reported as a separate component of stockholders' equity, net of deferred income taxes. Trading securities are carried at market and unrealized gains and losses on trading securities are included in investment income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts through maturity. Such amortization and accretion are included in investment income. The cost of securities sold is based on the specific identification method. See Note 5 to Consolidated Financial Statements.

 Fair Value of Financial Instruments

   Due to the short maturities of the Company's cash, receivables and payables, the Company believes the carrying value of these financial instruments approximates their fair value.

 Depreciation and Amortization

   Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Amortization of leasehold improvements for financial reporting purposes is provided by the straight-line method over the life of the lease (See Note 7 to Consolidated Financial Statements). Maintenance and repairs are charged against results of operations as incurred.

   The estimated useful lives of the Company's property and equipment are as follows:

     Furniture and fixtures........................................... 7 years
     Automobiles...................................................... 5 years
     Computer equipment and software.................................. 3-5 years

 Long-Lived Assets

   The Company follows the guidelines set forth in SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" ("SFAS 121") when reviewing its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The measurement of impairment losses to be recognized is based on the difference between the fair value and the carrying amount of the assets. Impairment would be recognized in operating results if a diminution in value occurred.

 Concentration of Risk

   The Company places its temporary cash and cash investments with high quality financial institutions. Management monitors the financial creditworthiness of these financial institutions. At times, such investments may be in excess of insured limits.

                               GIANT GROUP, LTD.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In management's opinion, these estimates and assumptions are reasonable and result in the fair presentation of the consolidated financial statements.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued FASB 133 "Accounting for Derivative Instruments and Hedging Activities" ("FASB 133"). This statement increases the visibility, comparability, and understanding of the risks associated with holding derivatives by requiring all entities to report all derivatives at fair value as assets or liabilities. It also provides guidance and practice by providing companies with comprehensive rules for all derivatives and hedging activities. FASB 133 is effective for fiscal quarters of fiscal years that begin after June 15, 2000. The Company will follow the disclosure requirements set forth in this statement; however, the Company does not currently hold or issue derivative instruments or nonderivative instruments that are designated and qualify as hedging instruments.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB101 must be applied to the financial statements no later than the fourth quarter of fiscal years ending after December 15, 2000. The Company adopted SAB 101 during the year ended December 31, 2000, and it had no impact on the Company's financial position or results of operations and cash flows.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. During the year ended December 31, 2000, the Company adopted FIN 44 in accounting for stock options which did not result in a change in the valuation of the Company's stock options.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to the 2000 presentation.

3. Discontinued Operations and Asset Impairment

 Discontinued Co-Ownership Program

   In November 1997, the Company announced that GIANT MARINE would end the Co-Ownership Program. The advertising in national newspapers and yachting magazines and presentations at major yacht shows attracted many interested people, but only one, one-quarter interest was sold. The sale was rescinded when management and the Board of Directors, after reviewing the amount of time required to sell the quarter

                               GIANT GROUP, LTD.

interests in the yachts, concluded that the potential return on the capital invested did not justify continuing the Co-Ownership Program.

   GIANT MARINE chartered its two yachts until they were both sold. In April 1998, the Company sold for cash one of its two luxury yachts for $14,500, less selling expenses. The net sales price equaled the Company's current carrying value. In October 1998, the Company sold the remaining luxury yacht for a cash sales price of $10,875 less selling expenses. The Company recognized a loss of $541 and recorded revenue related to refunds of approximately $294 from the U.S. Customs Services for amounts previously deposited with this agency. The loss and related revenue are included in loss on disposal of discontinued luxury yacht operations in the consolidated statements of operations for the year ended December 31, 1998. On December 28, 1998, GIANT MARINE was dissolved and the remaining assets and liabilities were transferred to the Company.

 Discontinued Apparel Operation

   In December 1998, the Company acquired 100% of the outstanding common stock of Periscope, a manufacturer of women and children's clothing. The Company paid approximately $7 million dollars in the Company's common stock and immediately prior to the effective date of the acquisition, the Company made an advance of $28.5 million in cash to Periscope. Periscope used this advance to reduce certain borrowings to third parties and to increase its liquidity. In May 1999, the Company's Board of Directors approved the capitalization of this advance.

   The Company was under an obligation to issue up to an additional 225,000 shares of GIANT common stock to the former Periscope stockholders based on the level of Periscope pre-tax profits, as defined in the merger agreement, exceeding $13 million for the year ended December 31, 1999. On May 18, 1999, the Company's Board of Directors approved an election that was given to the former Periscope stockholders on July 23, 1999. The election gave the former Periscope stockholders a choice of receiving their pro-rata portion of 62,500 shares of the Company's common stock and also their pro-rata portion of an additional 62,500 shares of the Company's common stock should Periscope's pre-tax profits for the twelve months ended June 30, 2000 exceed $13 million, instead of receiving 225,000 shares of the Company's common stock, as previously discussed. On August 13, 1999, all former Periscope stockholders elected to receive their pro-rata portion of 62,500 shares of the Company's common stock. In September 1999, the stockholders received the common stock, which was held in treasury.

   In connection with the preparation of the Company's annual report for 1999, the Company's Board of Directors reevaluated its women and children's clothing operations. Based on the significant losses from operations for the twelve months ended December 31, 1999 and because Periscope would need additional working capital to continue operations, the Company's Board of Directors determined the investment in Periscope was not realizable from future operations. Therefore, the Company determined there was an impairment in the value of this asset in 1999 and accordingly wrote-off its investment of approximately $36 million in Periscope, including remaining goodwill of approximately $27 million.

   Effective April 11, 2000, the Company entered into a management agreement with Stone Investments Banking LLC ("SIB"). In connection with this agreement, Ralph Stone was appointed interim Chief Executive Officer of Periscope and GIANT paid a fee of $40 to SIB. In addition, effective April 11, 2000, Periscope terminated the employment of Glenn Sands as president and chief executive officer ("Mr. Sands") and appointed Scott Pianin, a long-time Periscope senior executive, president of Periscope. The management change at Periscope was completed; Mr. Stone is no longer the Chief Executive Officer of Periscope and the SIB management agreement ended.

                               GIANT GROUP, LTD.

   On April 26, 2000, the Company amended its Cash Pledge and Security Agreement with Century Business Credit Corporation (Century), whereby Century agreed to continue to advance funds to Periscope pursuant to the current Factoring Agreement, which was signed on August 10, 1999. As defined in the Factoring Agreement, daily working capital borrowing of up to 90% of eligible accounts receivable (currently 85%), 50% of letters of credit outstanding issued by Periscope and 50% of eligible inventory are permitted. The maximum borrowings under the Factoring Agreement were $36 million. The outstanding debt was collateralized by Periscope's receivables, inventory and other assets as defined in the Factoring Agreement. Borrowings were subject to a processing charge equal to 0.45% on factor credit approved accounts receivable and .30% on non-factor credit approved accounts receivable. In addition, an interest charge was applied to the total outstanding debt equal to the greater of 6% or the prime rate plus one-quarter of one percent. Periscope was required under the Factoring Agreement to maintain certain financial ratios and places certain limitations on capital expenditures, indebtedness and dividend payments. As required by the amended Cash Pledge and Security Agreement, GIANT provided collateral of $3 million and guaranteed an additional $2 million of Periscope's obligations which released GIANT's previous $4 million guarantee. Effective July 14, 2000, as part of a settlement agreement of the civil action between Mr. Sands, GIANT, Periscope and David Gotterer discussed later in this section, Mr. Sands assigned to the factor, for the benefit of Periscope, a guarantee of approximately $1.97 million dollars, including interest, that Mr. Sands had previously provided to the factor.

   In May 2000, Mr. Sands and Jeffrey W. Sirchio, a former Periscope employee, filed separate civil lawsuits against the Company and other parties for wrongful termination of their employment with Periscope. Periscope and GIANT did not respond formally to Mr Sirchio's complaint but denied the allegations and contended that Mr. Sirchio was terminated for cause and that he was not entitled to damages. The Company answered Mr. Sands' complaint by denying all of the allegations of Mr. Sands's complaint and asserted that Mr. Sands was not entitled to damages In addition, the Company filed a counterclaim which asserted, among other things, that Mr. Sands violated his employment agreement, interfered with Periscope's relationship with its customers, suppliers and employees and has grossly misappropriated Periscope funds for his personal use. On July 6, 2000, the court granted a preliminary injunction order to temporarily bar Mr. Sands from competing in the women's apparel business. On July 11, 2000, Mr. Sands, GIANT, Periscope and David Gotterer signed a Memorandum of Understanding, which settled the above civil lawsuit. On July 14, 2000, a Settlement Agreement was signed by all the parties, which superseded this Memorandum of Understanding. As part of this settlement Agreement, among other things, Mr. Sands dismissed his complaint with prejudice, assigned to Century for the benefit of Periscope approximately $1.97 million dollars including interest that Mr. Sands had previously provided to the factor, forgave $2 million owed by Periscope to him and returned 768,691 shares of GIANT common stock issued to him. In addition, Mr. Sands paid to Periscope $1 million dollars and agreed to pay $528 related to the amount Mr. Sands owed Periscope. GIANT received a security interest in Mr. Sands Challenger 600 airplane. In July 2000, Mr. Sands paid $150 related to his $528 note receivable owed to Periscope. In November 2000, Mr. Sands' airplane was repossessed by the company that financed the plane ("senior creditor'). GIANT, on behalf of Periscope, made a request to the senior creditor for payment of the unpaid balance of Mr. Sands note receivable. In December 2000, the airplane was subsequently sold, thru auction, by the senior creditor; however, after the senior creditor was paid, there were no additional proceeds available to Periscope or any of the additional lien holders. Mr. Sands may not hire any additional Periscope personnel and may not reveal confidential business information related to Periscope. As part of this Settlement Agreement, among other things, GIANT, Periscope and David Gotterer agreed to request the court to vacate the July 6, 2000 preliminary injunction order, void Mr. Sands' employment agreement with Periscope and dismiss their counterclaims and extinguish all loans owed to them by Mr. Sands except for amounts becoming due as part of this Settlement Agreement. Effective July 14, 2000, a general release was signed by Mr. Sirchio which ended his action.

                               GIANT GROUP, LTD.

   On September 25, 2000, the Company's Board of Directors approved a plan for the disposition of Periscope's operations. On October 6, 2000, GIANT commenced an action against Glenn Sands, Arthur Andersen LLP, L.H. Friend, Weinress, Frankson & Presson, Inc. and Friedman, Alpren & Green LLP for damages suffered as a result of wrongs complained of in connection with the acquisition of Periscope. For additional details of this lawsuit, see Note 17 to these Consolidated Financial Statements.

   On October 31, 2000, Periscope executed and delivered a letter delivering peaceful possession of its assets, including accounting books and records to Century. Pursuant to the letter, all receivables, inventory, fixed assets and other assets of Periscope were transferred to Century. At the time of the transfer, Periscope was in default under its Factoring Agreement. GIANT, as a guarantor of $2 million of Periscope's obligations to Century, consented to this transaction. In return, Century released GIANT from its $2 million guarantee. In addition, Scott Pianin resigned as president of Periscope.

   On October 31, 2000, simultaneously with the completion of the aforementioned transaction, Century licensed certain Periscope trademarks in connection with the manufacture and sale of Periscope products to Alarmex. Century will receive a royalty equal to 5% of net sales of licensed products constituting current orders and 2% on all net sales on new orders. This agreement will remain in effect until Century has received $7 million dollars in royalties from Alarmex. Century will remit a portion of these royalty fees to GIANT until GIANT has received $3 million, representing the cash collateral GIANT deposited with Century during 2000. To date, the Company has not received any royalty fees due from Century, nor does it believe it is likely to receive payments in the future. Accordingly, the Company wrote-off the receivable during 2000. It is possible that the Company may collect cash proceeds from Century related to this deposit; however, the Company cannot determine the dollar amount, if any, at this time.

   On November 30, 2000, Periscope filed a Voluntary Petition under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. [Management believes that GIANT will not be liable for any of the liabilities reflected in Periscope's bankruptcy filing.]

   Net sales and loss from the Company's discontinued apparel operations and income on disposition of the Company's discontinued apparel operations are as follows:

                                        December 31, December 31, September 30,
                                            1998         1999         2000
                                        ------------ ------------ -------------
     Net sales.........................   $ 1,143      $ 72,631      $60,471
                                          -------      --------      -------
     Loss before income tax effect.....    (1,029)      (37,691)      (6,028)
     Income tax benefit (expense)......       327        (2,849)       2,230
                                          -------      --------      -------
     Loss from discontinued
      operations.......................   $  (702)     $(40,540)     $(3,798)
                                          =======      ========      =======
     Gain on disposition of
      discontinued operations, net of
      income tax expense of $2,230.....                              $ 6,208
                                                                     =======

   In 2000, loss from discontinued operations of $3,798, net of income tax benefit of $2,230, reflected Periscope's results of operations through the date that control by GIANT was lost. Pre-tax gain on disposition of discontinued operations of $8,438 includes approximately $14,330 related to the Company's reversal of intercompany liabilities outstanding prior to Periscope's filing for bankruptcy, expense of $3,430 related to Periscope's delivering peaceful possession of its assets to Century, the write-off of the Company's $3,000 collateral deposit with Century and a gain of $538 related to the return of 768,691 shares of GIANT common stock issued Mr. Sands in connection with the Company's acquisition of Periscope in 1998.

                               GIANT GROUP, LTD.

   Net assets and liabilities of the Company's discontinued apparel operations included in the Company's December 31, 1999 balance sheets are as follows:

                                                                    December 31,
                                                                        1999
                                                                    ------------
     Cash..........................................................   $   293
     Inventories...................................................     9,661
     Property and Equipment--net...................................       718
     Other assets..................................................       563
     Due to factor.................................................    (9,105)
     Accounts payable and accrued expenses.........................    (6,864)
     Due to Company................................................      (579)
                                                                      -------
                                                                      $(5,313)
                                                                      -------

4. Earnings (Loss) Per Share

   The Company reports earnings (loss) per share under the guidelines of SFAS No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share ("Basic EPS") is computed by dividing reported net earnings or loss available to common stockholders by the weighted average shares outstanding. The computation of diluted earnings (loss) per common share ("Diluted EPS") includes the application of the treasury stock method. The dilution for options and warrants is calculated by using the securities' exercise price for the period.

   The following shows the reconciliation of Basic EPS and Diluted EPS for the years-ended 1998, 1999 and 2000:

                                                  For the year ended 1998
                                            -----------------------------------
                                            Net Income     Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
Basic Earnings per Share
  Income available to common stockholders..    $493       3,184,000     $0.15
                                               ====                     =====
Diluted Earnings per Share
  Effect of dilutive securities:
  Options issued to employees and non-
   employee directors and warrants issued
   in connection with the merger...........                   1,000
                                                          ---------
  Income available to common stockholders..    $493       3,185,000     $0.15
                                               ====       =========     =====

                                                   For the year ended 1999
                                             -----------------------------------
                                             Net Income     Shares     Per Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------- ---------
Basic Earnings per Share
  Loss available to common stockholders.....  $(46,264)    3,951,000    $(11.71)
                                              ========     =========    =======

                                                   For the year ended 2000
                                             -----------------------------------
                                             Net Income     Shares     Per Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------- ---------
Basic Loss per Share
  Income available to common stockholders...   $1,362      3,690,000     $ .37
                                               ------      ---------     -----

                               GIANT GROUP, LTD.

   The Company's 2,101,000 stock options and 75,000 warrants are not included in the Diluted EPS calculation for 1998 since in each case the securities exercise price is greater than the average market price of the Company's common stock. In 1999, the Company did not include 2,136,000 stock options and 75,000 warrants in the calculation of diluted loss per share as the effect would be anti-dilutive as a loss was reported for the year. In 2000, the Company did not include 2,136,000 stock options and 75,000 warrants in the calculation of diluted earnings per share as the effect would be anti-dilutive since in each case the securities exercise price is greater than the average market price of the Company's common stock.

5. Marketable Securities

   At December 31, 1999 and 2000, investments classified as available-for-sale and trading securities are as follows:

                                                                     Unrealized
   Available for Sale (2000)                       Fair Value  Cost     Loss
   -------------------------                       ---------- ------ -----------
   Equity Securities..............................   $3,428   $3,587    $(160)
                                                     ======   ======    =====

   Trading Securities (2000)                       Fair Value  Cost
   -------------------------                       ---------- ------
   Corporate bonds................................   $  412   $  494
                                                     ======   ======

                                                                     Unrealized
   Available for Sale (1999)                       Fair Value  Cost  Gain (Loss)
   -------------------------                       ---------- ------ -----------
   Equity Securities..............................   $3,630   $3,596    $  34
   Corporate bonds................................      634      646      (12)
                                                     ------   ------    -----
     Total........................................   $4,264   $4,242    $  22
                                                     ======   ======    =====

   Trading Securities (1999)                       Fair Value  Cost
   -------------------------                       ---------- ------
   Corporate bonds................................   $4,668   $4,711
                                                     ======   ======

   The maturities for corporate at December 31, 1999 and 2000 are as follows:

                                                    1999             2000
                                              ----------------- ---------------
                                              Fair Value  Cost  Fair Value Cost
                                              ---------- ------ ---------- ----
   Due in one through five years.............   $3,737   $3,763    $210    $263
   Due after five through 10 years...........    1,565    1,594     202     231
                                                ------   ------    ----    ----
                                                $5,302   $5,357    $412    $494
                                                ======   ======    ====    ====

   For the years ended December 31, 1998, 1999 and 2000, the Company recorded a loss on the decline in the market values of certain equity securities of $1,168, $2,981 and $0, respectively. The cost basis reflects the decline in the value of these securities.

                               GIANT GROUP, LTD.

6. Affiliates' Transactions

   The Company began its investment in Rally's Hamburgers, Inc. (Rally's) in 1987, its highest investment equal to 7,430,000 shares or 48% of Rally's outstanding common stock on December 31, 1995. In 1996, the Company's investment decreased primarily due to the sale of 4,293,000 shares to Fidelity National Financial, Inc. ("Fidelity") and CKE Restaurants Inc., an affiliate of Fidelity. Prior to December 18, 1997, the Company accounted for its 15% investment in Rally's under the equity accounting method. As of December 31, 1997, the Company accounted for its investment in Rally as a marketable security available for sale because the Company's equity ownership percentage decreased to approximately 13% from 15%.

   In November 1996, KCC obtained $5,100 of Checkers Drive-In Restaurants, Inc. ("Checkers") 13% restructured debt for $5,000 along with 2,849,000 Checkers warrants to purchase Checkers common stock at an exercise price of $.75 per share, exercisable at any time until November 22, 2002. Over the years, Checkers repaid a portion of the principal. KCC recorded the Checkers Warrants at $1,168 equal to the difference between the ending market price of Checkers common stock on November 22, 1996 and the exercise price of $.75 per share multiplied by the number of Checkers Warrants. Due to the trend during 1997 and 1998 of Checkers' common stock to trade below $.75, the Company, at December 31, 1998, wrote off the entire value of the warrants and recorded a loss of $1,168 in 1998.

   In March 1999, KCC exchanged its remaining outstanding $2,995 face value of Checkers 13% restructured debt for 998,377 shares of Santa Barbara Restaurant Group, Inc. ("SBRG") $.08 par value common stock valued at a market price of $3.00. The Company recorded investment income of approximately $129 equal to the remaining unamortized discount of the 13% restructured debt. As a result of the continuing decline in the market value of the SBRG common stock and the company's operating losses, GIANT recorded a permanent loss of approximately $1.6 million on this investment for the year ended December 31, 1999, which is included in loss on affiliate transactions.

   The Company's investment in Rally's common stock was converted into Checkers stock on August 9, 1999 as a result of Checkers and Rally's merging in an all-stock transaction. The merger agreement, approved by the stockholders of both Checkers and Rally's, provided that each outstanding share of Rally's stock be exchanged for 1.99 shares of Checkers stock. The Checkers common stock owned by Rally's (approximately 26% of Checkers common stock) was retired after the merger. In addition, the Checkers stockholders approved a post-merger one-for-twelve reverse stock split. Subsequent to the merger and reverse stock split, the Company owns approximately 535,000 shares of Checkers common stock or approximately 6% of the outstanding shares of Checkers common stock and owns warrants to purchase approximately 237,000 shares of Checkers common stock at a strike price of $3.00. As of December 31, 1998 and prior to the August 1999 merger, the Company owned approximately 3,226,000 shares of Rally's which were accounted for as a marketable security classified as investment available-for-sale.

   At December 31, 1999 the Company accounted for its investment of approximately 1,005,877 and 534,915 and respectively, in the common shares in SBRG and Checkers as marketable securities available for sale. The Company recorded a loss of approximately $1.4 million on its investment in Checkers common stock for the year ended December 31, 1999, as a result of the continuing decline in the market value of the Checkers common stock and the company's operating losses.

   On August 29, 2000, the Company purchased 251,469 shares of Checkers common stock directly from SBRG for consideration consisting of 1,005,877 of SBRG $.08 par value common stock. The Company recorded the 251,469 shares of Checkers common stock acquired at the market value of the SBRG common stock given up and recorded no gain or loss. On July 10, 2000, the Company sold in the open market 29,100 shares of Checkers par value $.001 common stock, receiving proceeds after expenses of $154 and recognizing a gain of

                               GIANT GROUP, LTD.

$89. The Checkers warrants that were written-off in 1998, after the effect of the 12-1 reverse stock split, now have an exercise price of $3.00 per warrant and the Company owns 237,416 warrants. At December 31, 2000, with a closing price of $3.69, the value of the warrants are $93. The Company did not reflect the increased value of the warrants on the Consolidated Balance Sheet at December 31, 2000.

   On December 31, 2000, the Company owns 757,283 shares of Checkers common stock representing approximately 8% of the total Checkers common stock outstanding shares.

   The Company's President and Chief Executive Officer of the Company serves on the board of directors of SBRG and CHKR. In addition, the Company's Co-Chairman of the Board of Directors and one other board member serves on the Checkers board of directors.

7. Property and Equipment

                                                                December 31,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
     Machinery and equipment.................................. $    19  $    16
     Furniture and fixtures...................................      20       27
     Automobiles..............................................      21       21
     Computer equipment and software..........................      97      105
     Leasehold improvements...................................   1,144    1,245
                                                               -------  -------
                                                                 1,301    1,414
     Less: accumulated depreciation and amortization..........  (1,261)  (1,290)
                                                               -------  -------
                                                               $    40  $   124
                                                               =======  =======

   During the first quarter of 1999, the Company's land in Pennsylvania was sold and a gain of $268 was recognized. In November 1999, the Company signed an agreement to sublease its prior corporate office for two years beginning in February 2000 (See Note 9 to these Consolidated Financial Statements). As a result of this sublease, the Company expensed the remaining unamortized leasehold improvements of $863 and included it in depreciation expense for the year ended December 31, 1999. In March 2000, the Company sold substantially all of its furniture and equipment to the sublessee for cash of $120. As a result, the Company recognized a loss of $29 on the sale of the furniture and equipment for the year ended December 31, 1999.

8. Income Taxes

   The income tax benefit is comprised of the following:

     For the year ended December 31,                           1998  1999  2000
     -------------------------------                          ------ ----- ----
     Current federal income tax benefit...................... $  993 $ --  $608
     Deferred federal income tax benefit.....................    400   277  --
     Current state income tax benefit........................     30   --   --
     Deferred state income tax benefit.......................     43    30  --
                                                              ------ ----- ----
     Income tax benefit...................................... $1,466 $ 307 $608
                                                              ====== ===== ====

                               GIANT GROUP, LTD.

   The following is a reconciliation between the income tax benefit and the amounts computed by applying the federal statutory rate of 34% to pre-tax loss.

     For the year ended December 31,                        1998    1999   2000
     -------------------------------                       ------  ------  ----
     Statutory federal tax benefit on pre-tax loss........ $  136  $2,105  $399
     State tax benefit, net of federal taxes..............     12     186    35
     Permanent items......................................    (61)   (282)  --
     (Increase) decrease in valuation allowance...........  1,356  (2,111)  110
     Unrealized loss on securities........................    --      --     64
     Other, net...........................................     23     409   --
                                                           ------  ------  ----
     Income tax benefit................................... $1,466  $  307  $608
                                                           ======  ======  ====

   The Company has deferred tax assets as a result of temporary differences between book and tax income which have been fully reserved.

   At December 31, 2000, excluding Periscope, the Company has a net operating loss carryover for Federal income tax purposes of $2,847 and $1,424 for state income tax purposes.

   The valuation allowance at December 31, 1999 and 2000 is provided because it is not likely, as defined in SFAS 109, "Accounting for Income Taxes", that the deferred tax benefits will be realized through operations. The valuation allowances recorded against deferred tax assets are based on management's estimates related to the Company's ability to realize these benefits. Appropriate adjustments will be made to the valuation allowance if circumstances warrant in future periods. Such adjustments may have a significant impact on the Company's consolidated financial statements.

   Under the Internal Revenue Code, in addition to the regular corporate income tax, an additional tax may be levied upon an entity that is classified as a personal holding company. In general, this tax is imposed on corporations which are more than 50% owned, directly or indirectly, by 5 or fewer individuals (the Ownership Test) and which derive 60% or more of their income from personal holding company sources, generally defined to be passive income (the Income
Test). If a corporation falls within the Ownership Test and the Income Test, it is classified as a personal holding company, and will be taxed on its undistributed personal holding company income at a rate of 39.6%. The Company currently meets the stock ownership test. The Company has not met the income requirement in recent years, therefore is not subject to this additional tax; however no assurance can be given that the income test will not be satisfied in the future.

9. Leases

   On February 11, 2000, the Company signed a lease agreement to move its executive office to leased premises consisting of approximately 1,700 square feet of useable space at an annual base rent of approximately $59. The lease period for the Company's new executive office is 60 months, expiring in 2005, with one, five- year renewal option. The Company moved into its new executive office space in March 2000.

   On November 3, 1999, the Company signed an agreement to sublease its previous executive space beginning in February 2000 at the same annual rental and for the remaining period under the lease agreement signed in October 1996 ("Master Lease"). The sublessee paid the Company $49 representing a security deposit of $25 and the first month's rent. The Company will continue to account for the Master Lease and account for the sublease as operating leases. The Company remains primarily liable for the annual rent due to the original lessor under the Master Lease. The sublessee is subject to all the terms of the Master Lease which are applicable to the sublessor as tenant.

                               GIANT GROUP, LTD.

   The Company is obligated under noncancelable operating leases, with variable terms and renewal options. Approximate future minimum annual lease payments with a remaining term in excess of one year at December 31, are as follows:

                                                                        Sublease
     Year                                                     Net Giant  Income
     ----                                                     --- ----- --------
     2001.................................................... $61  359    298
     2002.................................................... $62  153     91
     2003.................................................... $63   63
     2004.................................................... $65   65
     2005.................................................... $17   17

   Included in net rent expense is the refund of the security deposit paid in connection with the Company's Master Lease. The remaining security deposit will be paid to the Company in installments of $5 in 2001 and 2002.

   Total rental expense for the years 1998, 1999 and 2000 amounted to $271, $260 and $88, respectively.

10. Related Party Transactions

   For the years ended December 31, 1998, 1999 and 2000, the Company paid fees to firms of approximately $548, $225, and $79 for legal and accounting services. Certain members of the Company's Board are partners in these firms.

   On December 7, 2000, the Board of Directors awarded a bonus of 20,000 shares of the Company's common stock to the Company's current Vice President, Chief Financial Officer, Secretary and Treasurer. The Company has not yet issued these shares.

11. Preferred Stock

   Authorized preferred stock consists of 2,000,000 shares, $.01 par value, issuable in one or more series with such dividend rates, liquidation preferences and redemption, conversion and voting right restrictions as may be determined by the Company's Board of Directors. No preferred stock has been issued.

12. Class A Common Stock, $.01 Par Value

   On July 12, 1996, GIANT's stockholders approved an amendment to the Company's Certificate of Incorporation which authorized 5,000,000 shares of Class A Common Stock, $.01 par value per share. This Class A Common Stock is identical in all respects to the $.01 par value Common Stock except that the Class A Common Stock, except in limited situations, have no voting rights. Presently, there are no plans or commitments for this Class A Common Stock.

13. Treasury Stock

   For the three years ended December 31, 1998, 1999 and 2000, the Company with the approval of the Board of Directors, purchased 207,000, 0, and 66,000 shares at a cost of $1,483, $0 and $14, respectively.

   In December 1998 and September 1999, the Company issued 953,000 and 62,500 treasury shares to former Periscope stockholders as part of the cost for the Periscope acquisition. (see Note 3 to these Consolidated Financial Statements).

                               GIANT GROUP, LTD.

14. Common Stock Options

   Under the 1996 Employee Stock Option Plan (the "1996 Plan"), 1,000,000 shares of the Company's $.01 par value common stock were reserved for future options. The options, in general, can be issued as either incentive or non-qualified options in accordance with the 1996 Plan and may be exercised in whole or in part any time after the date of grant and generally terminate 10 years from the grant date. In most cases, options shall have an exercise price equal to the fair market value of the $.01 par value common stock on the date of grant. In 1996, 200,000 options, at an exercise price of $8.25, which were exercisable in 1997 and terminate in five years, had been granted to the Company's Chief Executive Officer. In December 1998, these 200,000 options were cancelled and reissued at $8.25 for the purpose of extending the time period to exercise the options, are exercisable immediately and terminate in December 2005. In addition, 15,000 options at an exercise price of $7.81 had been granted to the Company's previous Chief Financial Officer, William H. Pennington, in 1997 and are fully vested. Mr. Pennington passed away on May 27, 2000. Under the 1996 Plan, options expire 18 months after the employee's death.

   Under the 1996 Stock Option Plan for Non-Employee Directors, as amended on March 20, 1998, (the "Amended Director Plan"), 400,000 shares of the Company's $.01 par value common stock were reserved for future options. Pursuant to the Amended Director Plan, each Non-Employee Director was entitled to receive an option to purchase 10,000 shares on May 20, 1996 (the "Adoption Date") or 5,000 (10,000 in 1997) shares upon the subsequent initial appointment to the Board of Directors. On each anniversary of the Adoption Date or the subsequent appointment date, respectively, each Non-Employee Director will receive an additional option to purchase 5,000 (10,000 in 1997) shares. Upon election to the Executive Committee on or after July 12, 1996, and on each anniversary thereafter, the Non-Employee Director will receive an additional option to purchase 5,000 (10,000 in 1997) shares. The options may be exercised in whole or in part any time after the date of grant and terminate five years from the grant date. All options shall have an exercise price equal to the fair market value of the $.01 par value common stock on the date of grant. At December 31, 2000, 200,000 options had been granted to the four of the Non-Employee members of the current Board of Directors. The exercise prices are $0.406 for 20,000 options, $0.437 for 5,000 options, $1.75 for 5,000 options, $5.438 for 5,000 options, $6.4375 for 5,000 options, $6.688 for 10,000 options, $6.750 for
25,000, $6.813 for 20,000 options, $6.875 for 40,000 options, $7.25 for 5,000 options, $7.625 for 20,000 options and $7.75 for 40,000 options.

   Prior to August 1995, the Company had a 1985 Incentive Stock Option Plan (the "Incentive Plan") and a 1985 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). The Incentive Plan had provided for the grant of options to purchase an aggregate of 750,000 shares of GIANT $.01 par value common stock, of which no options are presently outstanding and options for 6,000 shares have been exercised under this plan as of December 31, 2000. The Non-Qualified Plan provided for the granting of options to purchase 3,000,000 shares of GIANT $.01 common stock and terminate 10 years from date of grant. As of December 31, 2000, 1,965,952 options are exercisable at prices ranging from $6.75 to $7.38 and terminate in 2005. Options for 307,500 shares have been exercised under this plan as of December 31, 2000. No options under Non-Qualified Plan were exercised during the three-year period ended December 31, 2000.

   The Company measures compensation expense for all stock option plans under Accounting Principles Board Opinion No. 25 ("APB 25") and FIN 44 as an interrpretation of APB 25 which clarifies the application of APB No. 25. The Company has not recognized compensation expense because the exercise price of the options issued is equal to the fair market value of the options on the date of the grant. If the Company

                               GIANT GROUP, LTD.

recognized compensation expense under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), net income (loss) would have been impacted as shown in the following pro forma amounts:

                                                          Year ended December
                                                                  31,
                                                         ----------------------
                                                         1998    1999     2000
                                                         ----- --------  ------
     Net income (loss):
       As reported...................................... $ 493 $(46,264) $1,362
       Proforma.........................................   264  (46,373)  1,357
     Basic earnings (loss) per share:
       As reported...................................... $0.15 $ (11.71) $ 0.37
       Proforma.........................................  0.08   (11.74)   0.37

   The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000 respectively: no dividend yield for any years; expected volatility of 36% for 1998, 38% for 1999 and 45% for 2000; risk-free rate of return of 5.6% for 1998, 5.6% for 1999 and 5.6% for 2000; and expected lives of 5, 7 and 5 to 7 years for 1998, 1999 and 2000. The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1996 therefore, the resulting pro forma compensation costs may not be representative of that to be expected in future years.

   A summary of options is as follows:

                           1998     Exercise   1999    Exercise   2000    Exercise
                          Shares     Price    Shares    Price    Shares    Price
                         ---------  -------- --------- -------- --------- --------
Beginning balance....... 2,076,000   $6.93   2,106,000  $6.93   2,136,000  $6.93
Granted.................   230,000    8.03      30,000   6.78      30,000  $0.64
Canceled................  (200,000)   8.25         --
                         ---------           ---------          ---------
  Ending balance........ 2,106,000    6.93   2,136,000   6.93   2,166,000  $6.84
                         =========           =========          =========
Options exercisable at
 end of year............ 2,096,000           2,131,000          2,166,000
                         =========           =========          =========
Weighted average price
 of fair value options
 granted................ $    2.71           $    2.87          $    0.38

   The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                        Options Outstanding and Exercisable
       ----------------------------------------------------------------------------------
                                                     Wtd. Avg.
         Range of          Outstanding               Remaining                Wtd. Avg.
         Exercise              at                   Contractual               Exercise
          Prices          Dec. 31, 2000                 Life                    Price
       ------------       -------------             -----------              ------------
         $0.41 to
           $1.75               30,000                5.1 years                  $0.64
         $5.44 to
           $6.88            1,851,000                4.1 years                  $6.75
         $7.25 to
           $7.81               85,000                2.1 years                  $7.68
          $8.25               200,000                4.9 years                  $8.25
                           ---------
         $0.41 to
           $8.25            2,166,000                4.1 years                  $6.84
                           =========

                               GIANT GROUP, LTD.

15. Stockholders Rights Plan

   On January 4, 1996, GIANT declared a dividend of one preferred share purchase right ("Right") for each share of GIANT Common Stock outstanding on January 16, 1996 and authorized the issuance of additional Rights for GIANT Common Stock issued after that date.

   Each Right entitles the holder to buy 1/1,000th of a share of Series A Junior Participating Preferred Stock at an exercise price of $30 for each 1/1,000th share. The Rights will be exercisable and will trade separately from the GIANT Common Stock (1) ten days after a public announcement that a person or group of persons has become the beneficial owner of 15% or more of the GIANT Common Stock (an "Acquiring Person"), or (2) ten business days (or such later date as may be determined by the Board of Directors) after commencement or announcement of an intention to make a tender or exchange offer, the consummation of which would result in such person or group of persons becoming the beneficial owner of 15% or more of GIANT Common Stock; provided however, because Mr. Sugarman, Chairman and Chief Executive Officer of the Company, beneficially owned in excess of 15% of GIANT Common Stock on the date the Stockholders Rights Plan was adopted, Mr. Sugarman will become an Acquiring Person only upon the acquisition by Mr. Sugarman of additional shares of GIANT Common Stock, other than acquisitions through stock dividends, stock option plans, GIANT compensation or employee benefit plans and other similar arrangements.

   If any person does become an Acquiring Person (subject to certain exceptions), the other holders of GIANT Common Stock will be able to exercise the Rights and buy GIANT Common Stock having twice the value of the exercise price of the Rights. GIANT may, at its option, substitute fractional interests of a share of Series A Junior Participating Preferred Stock for each share of GIANT Common Stock to be issued upon exercise of the Rights. Additionally, if GIANT is involved in certain mergers where its shares are exchanged or certain major sales of its assets occur, holders of GIANT Common Stock will be able to purchase for the exercise price, shares of stock of the Acquiring Person having twice the value of the exercise price of the Rights.

   The Rights may be redeemed by GIANT at any time prior to the time any person becomes an Acquiring Person for a price of $.01 per Right. Unless exercised, the Rights expire on January 4, 2006.

   The Rights could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of GIANT. In addition, because the Rights may discourage accumulations of large blocks of GIANT Common Stock by purchasers whose objective is to take control of GIANT, the Rights could tend to reduce the likelihood of fluctuations in the market price of GIANT Common Stock that might result from accumulations of large blocks of stocks.

   Effective December 4, 1998, in connection with the acquisition of Periscope, the Rights Agreement was amended to exclude Mr. Sands, from the definition of an Acquiring Person thereunder with respect to shares of the Company's Common Stock he was to acquire solely pursuant to the merger agreement. In connection with the Settlement Agreement signed on July 14, 2000 by Mr. Sands, GIANT, Periscope and David Gotterer resolving the lawsuits between the parties, Mr. Sands returned to the Company all shares he received pursuant to the merger agreement.

                               GIANT GROUP, LTD.

16. Supplemental Disclosures of Cash Flow Information

                                                       For the years ended
                                                          December 31,
                                                     -------------------------
                                                      1998     1999     2000
                                                     -------  -------  -------
   Continuing Operations:
     Cash (paid) received for income taxes.......... $(2,193) $  (300) $   129
     Cash paid for interest.........................      (2)     (24)     (11)
   Discontinued Operations:
     Cash (paid) received for income taxes..........    (300)     (23)      (1)
     Cash paid for interest.........................     (85)  (2,336)  (2,358)
                                                     -------  -------  -------
   Operations:
     Cash (paid) received for income taxes.......... $(2,493) $  (323) $   128
                                                     =======  =======  =======
     Cash paid for interest......................... $   (87) $(2,360) $(2,369)
                                                     =======  =======  =======

17. Commitments and Contingencies

   The Company is involved in various lawsuits as described in the following paragraphs.

   Mittman/Rally's. In January and February 1994, two putative class action lawsuits were filed, purportedly on behalf of the shareholders of Rally's in the United States District Court for the Western District of Kentucky, against Rally's, certain of Rally's present and former officers, directors and shareholders and its auditors and GIANT. The complaints allege defendants violated the Securities Exchange Act of 1934, as amended, among other claims, by issuing inaccurate public statements about Rally's in order to arbitrarily inflate the price of Rally's common stock, and seek unspecified damages, including punitive damages. On April 15, 1994, GIANT filed a motion to dismiss and a motion to strike. On April 5, 1995, the Court struck certain provisions of the complaint but otherwise denied GIANT's motion to dismiss. In addition, the Court denied plaintiffs' motion for class certification. On July 31, 1995, the plaintiffs renewed this motion, and on April 16, 1996, the Court certified the class. Two settlement conferences have been conducted, most recently on December 7, 1998, but have been unsuccessful. Fact discovery was completed by summer 1999. Expert discovery was completed early spring 2000. Summary judgment motions by defendants were filed in late 2000, and are still pending. No trial date has been set. The Company is unable to predict the outcome of this matter at the present time. Rally's and GIANT deny all wrongdoing and intend to defend themselves vigorously in this matter.

   KCC/Pike Santa Monica Action. In October 1996, KCC filed a complaint, in the Los Angeles County Superior Court, against NeoGen Investors, L.P., N.D. Management, Inc., NeoGen Holdings, L.P., Danco Laboratories, Inc. and NeoGen Pharmaceutical, Inc. (collectively the "NeoGen Entities") and Joseph Pike, stating causes of action for fraud, breach of fiduciary duty, fraudulent concealment, breach of contract, unfair business practices and permanent and preliminary injunctive relief and against the licensors of Mifepristone, the Population Council, Inc. and Advances in Health Technology, Inc., on a declaratory relief claim. The complaint seeks damages for the breach by Joseph Pike and the NeoGen Entities of a July 24, 1996 agreement by which KCC agreed to contribute $6,000, in return for a 26% equity interest in the entity producing the drug, Mifepristone, in the United States and other parts of the world ("NeoGen Agreement"). The $6,000 contribution was not funded. On February 19, 1997, Joseph Pike and the NeoGen Entities filed an answer to the complaint, denying its material allegations and raising affirmative defenses. On that date, the NeoGen Entities also filed a cross-complaint against KCC, the Company, and certain of the Company's directors, Terry Christensen, David Malcolm and Burt Sugarman, which alleged causes of action for fraud, breach of contract,

                               GIANT GROUP, LTD.

intentional interference with prospective economic advantage, negligent interference with prospective economic advantage and unfair business practices. In October 1997, KCC settled their action with the licensors, the Population Council, Inc. and Advances in Health Technology, Inc., and in November 1997, KCC settled their action with Joseph Pike. On May 1, 1998, the court granted the NeoGen Entities summary adjudication on KCC's cause of action for breach of contract. Discovery in this action is complete. On October 2, 1998, the court entered an order, which, among other things, effectively eliminates NeoGen Entities' ability to obtain any money judgement from KCC and the other cross-defendants. On February 23, 1999, the court entered judgement pursuant to a Stipulation for Judgement, by which the parties' respective claims are dismissed with prejudice, save and except for the right to appeal certain issues. On or about April 22, 1999, NeoGen filed a notice of appeal of that judgement. On or about June 8, 1999, KCC filed a notice of cross-appeal. The parties have reached a full and complete settlement of this action pursuant to which the appeal was dismissed by stipulation on or about March 30, 2000.

   First Albany Corp. v. Checkers. This putative class action was filed on September 29, 1998 in the Delaware Chancery Court in and for New Castle County, Delaware by First Albany Corp., as custodian for the benefit of Nathan Suckman, an alleged stockholder of 500 shares of the common stock of Checkers. The complaint names Checkers, the Company, Rally's, and certain of Rally's current and former officers and directors as defendants, including William P. Foley II, James J. Gillespie, Joseph N. Stein, James T. Holder, Terry N. Christensen, Burt Sugarman, Harvey Fattig, Richard A. Peabody, Frederick E. Fisher, Clarence
V. McKee, C. Thomas Thompson and Peter C. O'Hara. The complaint arises out of the proposed merger announced on September 28, 1998 between the Company, Rally's and Checkers (the "Proposed Merger"), and alleges generally that certain of defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers' stock in a "going private" transaction for grossly inadequate consideration and in breach of the defendants' fiduciary duties. The plaintiff allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and seeks, among other things, certain declaratory and injunctive relief against the consummation of the Proposed Merger, or in the event the Proposed Merger is consummated, rescission of the Proposed Merger and costs and disbursements incurred in connection with bringing the action, including attorneys' fees, and such other relief as the court may deem proper. In view of a decision by the Company, Rally's and Checkers not to implement the transaction that had been announced on September 28, 1998, plaintiffs have agreed to provide the Company and all other defendants with an open extension of time to respond to the complaint, and plaintiffs have indicated that they will probably file an amended complaint in the event of that they choose to proceed. The Company denies all wrongdoing and intends to vigorously defend the action. It is not possible to predict the outcome of this action at this time.

   Steinberg (s) v. Checkers. This putative class action was filed on October 2, 1998 in the Delaware Chancery Court in and for New Castle County, Delaware by David J. Steinberg and Chaile B. Steinberg, alleged stockholders of an unspecified number of shares of the common stock of Checkers. The complaint names Checkers, the Company, Rally's, and certain of Rally's current and former officers and directors as defendants, including William P. Foley II, James J. Gillespie, Joseph N. Stein, James T. Holder, Terry N. Christensen, Burt Sugarman, Harvey Fattig, Richard A. Peabody, Frederick E. Fisher, Clarence V. McKee, C. Thomas Thompson and Peter C. O'Hara. As with the complaint detailed herein above in Suckman, the complaint arises out of the Proposed Merger, and alleges generally that certain of the defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers' stock in a "going private" transaction for grossly inadequate consideration and in breach of the defendants' fiduciary duties. The plaintiffs allegedly initiated the complaint on behalf of all stockholders of Checkers and seek, among other things, certain declaratory and injunctive relief against the consummation of the Proposed Merger, or in the event the Proposed Merger is consummated, rescission of the Proposed Merger and costs and disbursements incurred in connection with bringing the action, including attorneys' fees, and such other relief as the court may

                               GIANT GROUP, LTD.

deem proper. For the reasons stated in the Suckman action, plaintiffs have agreed to provide the Company and all other defendants with an open extension of time to respond to the complaint, and plaintiffs have indicated that they will probably file an amended complaint in the event of that they choose to proceed. The Company denies all wrongdoing and intends to vigorously defend the action. It is not possible to predict the outcome of this action at this time.

   Management does not believe that the previously mentioned lawsuits, in which the Company is a defendant, contain meritorious claims. Management is unable to predict the outcome of these matters at the present time.

   GIANT GROUP, LTD., Plaintiff against Glenn Sands; Arthur Andersen LLP; L.H. Friend, Weinress, Frankson & Presson, Inc.; and Friedman, Alpren & Green
LLP. On or about October 6, 2000, the Company filed a civil action in the United States District Court for the Southern District of New York, Case No. 00 Civ. 7578, alleging claims under the United States securities laws against Glenn Sands, Arthur Andersen LLP ("AA"), L.H. Friend, Weinress, Frankson & Presson, Inc. ("LHF") and Friedman, Alpren & Green LLP ("Friedman"). The Company alleges that Mr. Sands, while acting as principal officer and shareholder of Periscope, made false and misleading representations about Periscope to the Company prior to the Company's acquisition of Periscope in December 1998. The Company also alleges that AA, LHF and Friedman failed to make necessary disclosures of material information related to Periscope and failed to fulfill their contractual and fiduciary obligations to the Company in connection with the Company's acquisition of Periscope. The Company has requested a jury trial. All defendants have moved to dismiss the complaint. A hearing is scheduled in April to hear the defendant's motions to dismiss. It is not possible to predict the outcome of this matter at this time.

   The Company has an employment contract with the Chairman of the Board, President and Chief Executive Officer of the Company ("CEO") providing for an annual base salary of $1,000 increased annually by 10% over the prior year to a maximum of $1.6 million, life insurance in the face amount of $5 million, and upon expiration of this agreement a termination payment equal to twice the then base compensation, and an annual bonus determined, year to year, by the Incentive Compensation Committee of the Board of Directors within specified guidelines of the Incentive Compensation Plan, expiring on December 31, 2005. In January 2000, the CEO voluntarily authorized the Company to decrease his annual salary to $450. No change to his benefits was made. The CEO, at his discretion, at any time may increase his salary to the current level as stated in his current contract.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Giant Group, Ltd.
Beverly Hills, California

   We have audited the accompanying consolidated balance sheet of Giant Group, Ltd. as of December 31, 2000. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

   Except as explained in the following paragraph, we conducted our audit on the consolidated balance sheet as of December 31, 2000 in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   As more fully described in Note 3, in 2000 one of the Company's subsidiaries filed a voluntary petition under Chapter 7 of the bankruptcy code and also executed and delivered peaceful possession of its assets and records to a third party. As a result, the disposition of the subsidiary's records did not permit the application of any audit procedures.

   Because of the matter discussed in the preceding paragraph, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the balance sheet as of December 31, 1999 or on the statements of operations, retained earnings, and cash flows for the years ended December 31, 2000, 1999, and 1998.

   In our opinion, the consolidated balance sheet referred to above present fairly, in all material respects, the financial position of Giant Group, Ltd. at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ BDO Seidman, LLP

February 13, 2001
Los Angeles, California

                               GIANT GROUP, LTD.
                            QUARTERLY FINANCIAL DATA
                (Dollars in thousands, except per share amounts)
                                  (Unaudited)

   The Company's results of operations for 2000 and 1999 has been restated to reflect Periscope as a Discontinued Operation.

         Quarter Ended           March 31    June 30   September 30 December 31
         -------------           ---------  ---------  ------------ -----------
2000
Total costs and expenses.......  $    (108) $    (555)  $    (421)   $    (857)
Total income (expenses)........         41         69         130          (11)
                                 ---------  ---------   ---------    ---------
Loss from continuing operations
 before income tax benefit.....        (67)      (486)       (291)        (868)
Income tax benefit.............        --         --          --           608
                                 ---------  ---------   ---------    ---------
Loss from continuing
 operations....................        (67)      (486)       (291)        (260)
Income (loss) from discontinued
 operations, net of income tax
 effect........................        135     (5,878)       (317)          32
Income (loss) on disposition of
 discontinued operations, net
 of tax effect.................        --         --         (687)       9,125
                                 ---------  ---------   ---------    ---------
  Net income (loss) as
   previously reported.........  $      68  $  (6,364)  $  (1,295)   $   8,897
                                 =========  =========   =========    =========
Basic earnings (loss) per
 common share..................  $    0.02  $   (1.59)  $   (0.38)   $    2.41
Diluted earnings (loss) per
 common share(1)...............  $    0.02  $   (1.59)  $   (0.38)   $    2.41
Weighted average shares--
 basic.........................  3,990,000  3,990,000   3,422,000    3,690,000
                                 =========  =========   =========    =========
Weighted average shares--
 diluted(1)....................  3,990,000  3,990,000   3,422,000    3,690,000
                                 =========  =========   =========    =========

--------
(1) The calculation for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000 do not include 2,136,000, 2,161,000, 2,166,000 and 2,166,000 potentially dilutive stock options and 75,000 potentially dilutive warrants as the effect of these securities would be anti-dilutive because the exercise price of these securities, ranging from a high of $8.25 to a low of $.41, exceed the average market price of the Company's common stock for the quarters.

         Quarter Ended           March 31    June 30   September 30 December 31
         -------------           ---------  ---------  ------------ -----------
1999
Total costs and expenses.......  $    (795) $  (1,017)  $    (965)   $  (1,866)
Total income and (expenses)....        809        558          20          (33)
Gain on the sale of property
 and equipment.................        --         --          --           239
Loss on affiliate
 transactions..................        --         --          --        (2,981)
                                 ---------  ---------   ---------    ---------
Income (loss) from continuing
 operations before income
 tax benefit (expense).........         14       (459)       (945)      (4,641)
Income tax benefit (expense)...         (8)       150         265         (100)
                                 ---------  ---------   ---------    ---------
Income (loss) before
 discontinued operations.......          6       (309)       (680)      (4,741)
Income (loss) from discontinued
 operations, net of income tax
 effect........................        698       (235)       (356)     (40,647)
                                 ---------  ---------   ---------    ---------
  Net income (loss)............  $     704  $    (544)  $  (1,036)   $ (45,388)
                                 =========  =========   =========    =========
Basic earnings (loss) per
 common share..................  $    0.18  $   (0.14)  $   (0.26)   $  (11.38)
Diluted earnings (loss) per
 common share(1)...............  $    0.17  $   (0.14)  $   (0.26)   $  (11.38)
Weighted average shares--
 basic.........................  3,927,000  3,927,000   3,960,000    3,990,000
                                 =========  =========   =========    =========
Weighted average shares--
 diluted(1)....................  4,128,000  3,927,000   3,960,000    3,990,000
                                 =========  =========   =========    =========

--------
(1) The calculation for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 do not include 2,131,000, 2,136,000 and 2,136,000 potentially dilutive stock options and 75,000 potentially dilutive warrants as the effect of these securities would be anti-dilutive because the exercise price of these securities, ranging from a high of $8.25 to a low of $5.44, exceed the average market price of the Company's common stock for the quarters.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   On July 19, 2000, the Company dismissed Arthur Andersen LLP as its auditors. The dismissal was approved by the Audit Committee of the Board of Directors. The Company filed Form 8-K on July 26, 2000 reporting this event. As previously discussed, GIANT commenced an action in the United States District Court for the Southern District of New York against Arthur Andersen LLP and other parties for damages suffered as a result of wrongs complained of in connection with the acquisition of Periscope. For details of this lawsuit, see Item 3--Legal Proceedings.

   The most recent Exchange Act filing by the Company which included Arthur Andersen, LLP's audit report was the 1999 Form 10-K. This audit report dated April 12, 2000 on the Company's financial statements for the year ended December 31, 1999 and its Dual dated audit report of March 12 and 25, 1999 for the year ended December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and both reports were not qualified or modified as to audit scope or accounting principles, but such report expressed doubt as to the Company's ability to continue as a going concern. In addition, during the Company's fiscal years ended December 31, 1999 and 1998, and the subsequent interim period, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Arthur Andersen's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report. However, Arthur Andersen LLP did advise the Company that during the course of their audit work in connection with the sales cutoff at December 31, 1999, certain documents may have been altered and that controls surrounding the sales cutoff were not operating effectively. This advice was later set forth in a Material Weakness Letter dated May 19, 2000. Prior to completing the audit for 1999, the Company made the adjustments related to sales that were not recorded in the proper periods and no modification to Arthur Andersen's Report was made. Prior to its dismissal, Arthur Andersen did not advise the Company that information had come to Arthur Andersen LLP's attention that led Arthur Andersen LLP to no longer be able to rely on Company's management's representations, or that made Arthur Andersen LLP unwilling to be associated with the financial statements prepared by Company's management. In addition, Arthur Andersen LLP did not advise the Company that Arthur Andersen LLP needed to expand significantly the scope of its audit (other than the sales cutoff matter previously discussed in this paragraph), or that information had come to Arthur Andersen's attention during such time period that if further investigated would materially impact the fairness or reliability of either a previously-issued audit report or the underlying financial statements or to an audit report that would have been issued covering the fiscal periods subsequent to the date of the most-recent financial statements covered by an audit report.

   On January 5, 2001, the Company engaged BDO Seidman, LLP as its auditors for the fiscal year ended December 31, 2000. As of the date of the filing of this Form 10-K for the calendar year ended December 31, 2000, the Company's Form 10-Q for the quarters ended June and September 30, 2000 has not been reviewed as required by the Securities and Exchange Commission.

                                    PART III

Items 10, 11, 12 and 13.

  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT; EXECUTIVE COMPENSATION; SECURITY OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT; AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   The information required by these items, other than information set forth in this Form 10-K under Item I, "Executive officers of registrant," is omitted because the Company is filing a definitive proxy statement pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this report which includes the required information. The required information contained in the Company's proxy statement is incorporated herein by reference.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

   (a) The following documents are filed as part of this report:

    1. Financial Statements--See Item 8 on page 19 for the Consolidated Financial Statements of the Company and page 41 for the Report of Independent Accountants.

    2. Financial Statement Schedules--The following financial statement schedules of the Company for the three years ended December 31, 2000 , 1999 and 1998 are filed as part of this Form 10-K and should be read in conjunction with the Consolidated Financial Statements of the
       Company:

       Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

    3. Exhibits--See Exhibit Index on page 44 of this Form 10-K.

   (b) Reports on Form 8-K:

   On November 30, 2000, the Company filed a Form 8-K reporting the Company's lawsuit against Glenn Sands, Arthur Andersen, LLP and other parties, Periscope's Bankruptcy filing on November 30, 2000 and various courses of action that are being reviewed by GIANT's Board of Directors with respect to the Company.

   (c) Exhibits Required by Item 601 of Regulation S-K:

   See Item 14(a)3 of this Form 10-K.

                                 EXHIBIT INDEX

  No.                            Description of Exhibit
  ---                            ----------------------
  2.1   Agreement and Plan of Merger, dated as of December 4, 1998, among
         GIANT, Acquisition Corp. and Periscope (filed as Exhibit 2.1 to the
         Company's Form 8-K dated December 11, 1998, and incorporated herein by reference).

  2.2   Amendment to Agreement and Plan of Merger, dated as of December 9,
         1998, among GIANT, Acquisition Corp. and Periscope (filed as Exhibit
         2.2 to the Company's Form 8-K dated December 11, 1998, and incorporated herein by reference).

  3.0 Certificate of Merger, dated December 11, 1998 (filed as Exhibit 3.1 to the Company's Form 8-K dated December 11, 1998, and incorporated herein by reference).

  3.1.1 Restated Certificate of Incorporation of the Company, as amended through May 21, 1987 (filed as Exhibit 3.1 to the Company's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1987, and incorporated herein by reference).

  3.1.2 Certificate of Amendment to Restated Certificate of Incorporation of the Company, dated June 1, 1990 (filed as Exhibit 3.1 to the Company's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1990, and incorporated herein by reference).

  3.1.3 Certificate of Amendment to Restated Certificate of Incorporation of the Company, dated November 9, 1992 (filed as Exhibit 1 to the
         Company's Current Report on Form 8-K, dated November 10, 1992, and incorporated herein by reference).

  3.1.4 Certificate of Amendment to Restated Certificate of Incorporation of the Company, dated May 9, 1994 (filed as Exhibit 3.1.4 to the
         Company's Annual Report on Form 10-K, dated March 28, 1995, and incorporated herein by reference).

  3.1.5 Certificate of Designation of Series A Junior Participating Preferred
         Stock, dated January 12, 1996 (filed as Exhibit 3.1.5 to the Company's
         Annual Report on Form 10-K, dated March 29, 1996, and incorporated herein by reference).

  3.1.6 Certificate of Amendment to Restated Certificate of Incorporation to
         Authorize Non-Voting Common Stock, dated July 20, 1996 (Proposal No. 4 in the Notice of Annual Meeting of Stockholders held on July 12, 1996, filed with the SEC on June 7, 1996 and incorporated herein by reference).

  3.2 Amendments dated January 14, 1996 to Restated By-laws of the Company amended through July 27, 1990 (filed as Exhibit 1 to the Company's
         Report on Form 8-K, dated January 7, 1996, and incorporated herein by reference).

  4.1   Rights Agreement between the Company and ChaseMellon Shareholder
         Services, L.L.C. ("Chase"), dated January 4, 1996 (filed as Exhibit 1 to the Company's Form 8-K, dated January 4, 1996, and incorporated herein by reference).

  4.2   Amendment to Rights Agreement dated January 4, 1996, between the
         Company and ChaseMellon, dated December 4, 1998 (filed as Exhibit 4 to the Company's Form 8-K dated December 11, 1998, and incorporated herein by reference).

  4.3   1985 Non-Qualified Stock Option Plan, as amended (filed as Exhibit
         10.1.2 to the Company's Annual Report on Form 10-K, dated March 28,
         1995, and incorporated herein by reference).

 10.1   GIANT GROUP, LTD. 1996 Employee Stock Option Plan (Exhibit A in the
         Notice of Annual Meeting of Stockholders held on July 12, 1996, filed with the SEC on June 7,1996, as amended by Exhibit B in the Notice of Annual Meeting of Stockholders held on May 8, 1997, filed with the SEC on April 7, 1997, and incorporated herein by reference).

 10.2   GIANT GROUP, LTD. 1996 Stock Option Plan for Non-Employee Directors
         (Exhibit B in the Notice of Annual Meeting of Stockholders held on July 12, 1996, filed with the SEC on June 7, 1996, as amended by Exhibit C in the Notice of Annual Meeting of Stockholders held on May
         8, 1997, filed with the SEC on April 7, 1997, and incorporated herein by reference).

  No.                            Description of Exhibit
  ---                            ----------------------
 10.3   Tax Sharing and Indemnification Agreement, dated as of September 27,
         1994 between the Company and Giant Cement Holding, Inc. ("GCHI")
         (filed as Exhibit 1 to the Company's Current Report on Form 8-K, dated
         October 14, 1994, and incorporated herein by reference).

 10.4 Indemnification and Release Agreement, dated as of September 27, 1994, among the Company, KCC, GCHI (filed as Exhibit 2 to the Company's
         Current Report on Form 8-K, dated October 6, 1994 and incorporated herein by reference).

 10.5   GIANT GROUP, LTD. 1997 Incentive Compensation Plan (Exhibit D in the
         Notice of Annual Meeting of Stockholders held on May 8, 1997, filed with the SEC on April 7, 1997, and incorporated herein by reference).

 10.6   Employment Agreement dated December 3, 1998, between the Company and
         Burt Sugarman (filed as Exhibit 10.7 to the Company's Annual Report on
         Form 10-K, dated March 29, 1999, and incorporated herein by reference).

 10.7 Amended and Restated Credit Agreement dated as of November 22, 1996 among Checkers, CKE as Agent, and the lenders listed therein (filed as Exhibit 4.1 to Checkers Current Report on Form 8-K dated November 22,
         1996, and incorporated herein by reference).

 10.8   Warrant to Purchase Common Stock of Checkers Drive-In Restaurants, Inc.
         dated November 22, 1996 (filed as Exhibit 4.3 to Checkers Report on
         Form 8-K dated November 22, 1996, and incorporated herein by reference).

 10.9* Memorandum of Understanding setting forth the terms that constitute an agreement among GIANT, Periscope, and David Gotterer ("defendants") and Glenn Sands in their lawsuit.

 10.10* License and Option Agreement Alarmex ("Licensee") and Century
         ("Licensor"), dated October 31, 2000.

 10.11* Peaceful Possession between Periscope, GIANT and Century, dated October
        31, 2000.

 10.12* Release from Century in favor of GIANT, dated October 31, 2000.

 10.13* Release from GIANT and Periscope in favor of Century, dated October 31,
        2000.

 21*    List of Subsidiaries.

--------
 * Exhibit included with this Form 10-K.

                                   SIGNATURES

   Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          GIANT GROUP, LTD.
                                          Registrant

                                                   /s/ Burt Sugarman
Date: March 31, 2000                      By: _________________________________
                                                       Burt Sugarman
                                                          Chairman

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

       /s/ Burt Sugarman             Chairman of the Board and     March 31, 2001
____________________________________  Chief Executive Officer
           Burt Sugarman

    /s/ Pasquale A. Ambrogio         Vice President, Chief         March 31, 2001
____________________________________  Financial Officer,
        Pasquale A. Ambrogio          Secretary and Treasurer
                                      (Principal Financial and
                                      Accounting Officer)

       /s/ David Gotterer            Director                      March 31, 2001
____________________________________
           David Gotterer

     /s/ Terry Christensen           Director                      March 31, 2001
____________________________________
         Terry Christensen


       /s/ David Malcolm             Director                      March 31, 2001
____________________________________
           David Malcolm


       /s/ Jeff Rosenthal            Director                      March 31, 2001
____________________________________
           Jeff Rosenthal

                                  SCHEDULE III

                     BENEFICIAL OWNERSHIP OF COMPANY STOCK
                           BY OFFICERS AND DIRECTORS

   The following table sets forth as of April 10, 2001, the number of shares of Common Stock beneficially owned by each Director and Executive Officer of the Company and by all Directors and Executive Officers as a group.

                                                Total Number of Shares Percent
Name                                              Beneficially Owned   of Class
----                                            ---------------------- --------
Burt Sugarman..................................       2,988,672/1/       60.1%

David Gotterer.................................         245,875/2/        7.4%

Terry Christensen..............................          94,250/3/        2.9%

Jeffrey Rosenthal..............................          30,000/4/        0.9%

David Malcolm..................................          40,000/5/        1.2%

Pasquale Ambrogio..............................          28,600/6/        0.9%
                                                      ---------          ----
  All Directors and Executive Officers as a
   group (6 persons)...........................       3,427,397          65.1%

--------
1 Includes 1,799,202 options to purchase common stock that are currently exercisable or will be exercisable within 60 days, but does not include 148,950 shares owned by Mr. Sugarman's spouse as to which he disclaims beneficial ownership.
2 Includes 133,375 options to purchase common stock that are currently exercisable or will be exercisable within 60 days but excludes 63,375 shares underlying options held by Mr. Gotterer, as to which he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options..
3 Includes 90,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
4 Includes 25,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
5 Includes 35,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
6 Includes 5,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
7 Of the options issued to Officers and Directors, 20,000 are exercisable at a price of $0.41 per share, 5,000 are exercisable at a price of $0.44 per share, and the remaining options are exercisable at various prices ranging from $1.75 per share to $8.25 per share.

                                  Depository:
                    American Stock Transfer & Trust Company

                                 59 Maiden Lane
                               New York, NY 10038
                             Phone: (718) 921-8200
                           Facsimile: (718) 331-1852